Filed Pursuant to Rule 424(b)(2)
Registration No. 333-159499

Subject to completion, dated May 28, 2009

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary prospectus supplement
(To prospectus dated May 27, 2009)

TAKE-TWO INTERACTIVE SOFTWARE, INC.

$100,000,000
       % Convertible Senior Notes due 2014

Interest payable June 1 and December 1

Issue price: 100%

We are offering $100,000,000 principal amount of our         % Convertible Senior Notes due 2014. The notes will bear interest at a rate of         % per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning December 1, 2009. The notes will mature on June 1, 2014.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding December 1, 2013 only under the following circumstances: (1) during any fiscal quarter commencing after July 31, 2009, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the "measurement period") in which the trading price (as defined below) per $1,000 principal amount of notes for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; (3) if we call the notes for redemption, at any time prior to the close of business on the third scheduled trading day prior to the redemption date; or (4) upon the occurrence of specified corporate events. On and after December 1, 2013 until the close of business on the third scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will have the right to deliver shares of our common stock, cash or a combination of cash and shares of our common stock, at our election.

The initial conversion rate will be             shares of common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $             per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date or following our election to redeem the notes, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction or redemption in certain circumstances.

At any time on or after June 5, 2012, we may redeem all of the notes for cash, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption exceeds 150% of the conversion price in effect on each such trading day. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

If we undergo a fundamental change, holders may require us to purchase all or a portion of the notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by our subsidiaries. The notes will not be guaranteed by our subsidiaries.

The notes will not be listed on any securities exchange. Our common stock is listed on The NASDAQ Global Select Market under the symbol "TTWO." The last reported sale price of our common stock on The NASDAQ Global Select Market on May 27, 2009 was $9.53 per share.

See "Risk factors" beginning on page S-11 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Price to public(1)	Underwriting discounts and commissions	Proceeds, before expenses

Per note	100%	%	%
Total	$100,000,000	$	$

(1)
Plus accrued interest, if any, from June     , 2009.

We have granted the underwriters the right to exercise their option to purchase within a 13-day period up to an additional $15,000,000 principal amount of notes, solely to cover over-allotments.

The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company on or about June     , 2009.

Joint Book-Running Managers

J.P. Morgan	Barclays Capital

Co-Manager

Citi

May     , 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us. Take-Two Interactive Software, Inc. has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us and the documents incorporated herein by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes that we are offering and other matters relating to us and our financial condition. The second part is the attached base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. The description of the terms of the notes in this prospectus supplement under "Description of notes" supplements the description in the accompanying prospectus under "Description of the debt securities" and, to the extent it is inconsistent with that description, the information in this prospectus supplement replaces the information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

Industry and market data

Industry and market data contained or incorporated by reference in this prospectus supplement were obtained through company research, surveys and studies conducted by third parties and industry and general publications or based on our experience in the industry. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys and assumptions are reliable and market definitions are appropriate, neither these surveys and assumptions nor these definitions have been verified by any independent sources and we cannot assure that they are accurate.

S-ii

 Cautionary statement regarding
forward-looking statements

This prospectus supplement, the accompanying prospectus and/or other offering material and the documents incorporated by reference herein or therein contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein or therein that are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "potential," "predicts," "projects," "seeks," "will" or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company's future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles for current generation platforms, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, our reliance on a primary distribution service provider for a significant portion of our products, our ability to raise capital if needed, risks associated with international operations, the matters relating to the investigation by a special committee of our board of directors of the Company's stock option grants and the claims and proceedings relating thereto (including stockholder and derivative litigation, actions by governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors) and risks associated with the Company's concluded process to evaluate its strategic alternatives including stockholder litigation arising therefrom. Other important factors and information are contained in the section entitled "Risk factors" in this prospectus supplement, the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2008, in the section entitled "Risk Factors," as updated in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2009, and the Company's other periodic filings with the SEC. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

S-iii

Summary

This summary highlights information more fully described elsewhere in this prospectus supplement, the accompanying prospectus and within the materials incorporated by reference. Because it is a summary, it does not contain all the information that you should consider before buying the notes offered by this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement, the accompanying prospectus and the materials incorporated by reference in their entirety, especially the "Risk factors" section beginning on page S-10 of this prospectus supplement, and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement, before deciding to invest in the notes.

 Take-Two Interactive Software, Inc.

We are a global publisher, developer and distributor of interactive entertainment software, hardware and accessories. Our publishing segment consists of our Rockstar Games, 2K Games, 2K Sports and 2K Play publishing labels. We develop, market and publish software titles for the leading gaming and entertainment hardware platforms including: Sony's PLAYSTATION®3 ("PS3") and PlayStation®2 ("PS2") computer entertainment systems; Sony's PSP® (PlayStation®Portable) ("PSP") system; Microsoft's Xbox 360® ("Xbox 360") video game and entertainment system; Nintendo's Wii™ ("Wii") and DS™ ("DS") systems; and for the PC and Games for Windows®. The installed base for the prior generation of console platforms, including PS2 ("prior generation platforms") is substantial. The release of the PS3, Xbox 360 and Wii platforms ("current generation platforms") has further expanded the video game software market. We are continuing to increase the number of titles released on the current generation platforms while also developing titles for certain prior generation platforms such as PS2 and DS given their significant installed base, as long as it is economically attractive to do so. Our distribution segment, which primarily consists of our Jack of All Games subsidiary, distributes our products as well as software, hardware and accessories produced by others to retail outlets in North America.

Expanding gamer demographics have driven demand for interactive entertainment software in recent years, with video games becoming a mainstream entertainment choice for a maturing, sophisticated audience. According to the Entertainment Software Association, U.S. computer and video game software sales grew six percent in 2007 to $9.5 billion—more than tripling industry software sales since 1996. At least half of all Americans claim to play PC or video games, with an estimated 65% of heads of households playing games. The average game player is 35 years old and has been playing for nearly 13 years. The "Global Entertainment and Media Outlook: 2008-2012" published by PricewaterhouseCoopers' Global Entertainment and Media Practice estimates that the video game industry is expected to grow from $48.3 billion in global sales in 2008 to $68.3 billion in 2012, a compounded annual growth rate of approximately 10.3%. The largest category is console games, which is expected to grow from $27.8 billion in 2008 to $34.7 billion in 2012, a compounded annual growth rate of approximately 6.9%.

The video game industry is cyclical and the installed base of hardware platforms has historically had a significant effect on the demand for gaming software. In 2008, we saw demand for prior generation gaming software diminish as consumers continued to upgrade to the current generation of hardware platforms. In fiscal 2008, we developed and published nine titles for PS3, ten titles for Xbox 360, nine titles for the Wii and ten titles for PS2.

We endeavor to be the most creative, innovative and efficient company in our industry. Our strategy is to capitalize on the growth of the interactive entertainment market, particularly the expanding demographics of video game players, and focus on creating premium quality games and successful franchises for which we can create sequels.

We were incorporated under the laws of the State of Delaware in 1993 and are headquartered in New York, New York with over 2,100 employees globally. Our telephone number is (646) 536-2842 and our website address is www.take2games.com. The information contained in our website is not a part of this prospectus supplement.

In this prospectus supplement, unless otherwise specified, "Take-Two," "we," "us" and "our" refer to Take-Two Interactive Software, Inc. and its subsidiaries; and "you" or "your" refer to prospective investors or noteholders, as the case may be.

Recent Developments

Second quarter 2009 results

On May 26, 2009, the Company announced financial results for its second quarter ended April 30, 2009. Net revenue for the second fiscal quarter was $229.7 million, compared to $539.8 million for the same quarter of fiscal 2008, which included the release of the blockbuster title Grand Theft Auto IV, which surpassed all-time records for the launch of an entertainment property. Second quarter sales were led by The Lost and Damned, the critically acclaimed first episode of downloadable content for Grand Theft Auto IV on Xbox LIVE®, Major League Baseball 2K9, Grand Theft Auto IV and Grand Theft Auto: Chinatown Wars for Nintendo DS™.

Net loss for the second quarter was $10.1 million or $0.13 per share, compared to net income of $98.2 million or $1.29 per share in the second quarter of fiscal 2008.

The second quarter results include $1.8 million in professional fees and expenses related to unusual matters ($0.02 per share) and a tax benefit ($0.07 per share) driven primarily by the resolution of a number of uncertain tax positions during the quarter. Results for the second quarter of 2008 included $4.7 million in professional fees and expenses related to unusual matters, as well as business reorganization costs ($0.06 per share).

For the six months ended April 30, 2009, net revenues were $486.5 million, compared to $780.3 million for the same period a year ago, which included the launch of Grand Theft Auto IV. Net loss for the first half of fiscal 2009 was $60.5 million or $0.79 per share, compared to net income of $60.2 million or $0.80 for the 2008 period. Results for the first six months of fiscal 2009 include $6.7 million in professional fees and expenses related to unusual matters ($0.09 per share). Results for the first six months of fiscal 2008 included $6.4 million in professional fees and expenses related to unusual matters, as well as business reorganization costs ($0.08 per share).

Product releases

Recent developments include the following:

•
2K Games announced plans to deliver a multiplayer experience for BioShock® 2.

•
Rockstar Games is planning to release Grand Theft Auto: Episodes from Liberty City, a new Xbox 360 standalone title based on the blockbuster Grand Theft Auto franchise in the fourth quarter of fiscal 2009. The product will consist of the two downloadable episodes of Grand Theft Auto IV, including the critically acclaimed episode The Lost and Damned , and the upcoming second episode, The Ballad of Gay Tony, together on a single disc exclusively for Xbox 360. Grand Theft Auto: Episodes from Liberty City will be in stores simultaneously with the release of The Ballad of Gay Tony downloadable episode on Xbox LIVE®. Players will not be required to have the original version of Grand Theft Auto IV in order to play Grand Theft Auto: Episodes from Liberty City, which will be available for $39.99.

•
Mafia II and Red Dead Redemption are scheduled for release in the first half of fiscal 2010 to allow additional development time for the titles and to maximize their full potential in terms of the quality of the player experience and market performance.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of notes" section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, "we," "our," "us," the "Company" and "TTWO" refers to Take-Two Interactive Software, Inc. and not to its consolidated subsidiaries.

Issuer	Take-Two Interactive Software, Inc., a Delaware corporation.
Securities	$100,000,000 principal amount of % Convertible Senior Notes due 2014 (plus up to an additional $15,000,000 principal amount to cover over-allotments).
Maturity	June 1, 2014, unless earlier repurchased, redeemed or converted.
Issue price	100% plus accrued interest, if any, from June , 2009.
Interest
% per year. Interest will accrue from June , 2009 and will be payable semiannually in arrears on June 1 and December 1 of each year, beginning December 1, 2009. We will pay additional interest, if any, under the circumstances described under "Description of notes—Events of default."

All references to interest in this summary of the offering and the "Description of notes" section of this prospectus supplement are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture governing the notes, if applicable (as described under "Description of notes—Events of default").
Conversion rights
Holders may convert their notes prior to the close of business on the business day immediately preceding December 1, 2013, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:
•
during any fiscal quarter commencing after July 31, 2009, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•	during the five business day period after any 10 consecutive trading day period (the "measurement period") in which the "trading price" (as defined under "Description of notes—Conversion rights—Conversion upon satisfaction of trading price condition") per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day;
•	if we call the notes for redemption, at any time prior to the close of business on the third scheduled trading day prior to the redemption date; or
•	upon the occurrence of specified corporate transactions described under "Description of notes—Conversion rights—Conversion upon specified corporate transactions."

On and after December 1, 2013 to (and including) the close of business on the third scheduled trading day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially shares per $1,000 principal amount of notes (equal to a conversion price of approximately $ per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will deliver shares of our common stock, cash or any combination of cash and shares of our common stock, at our election. If we elect to settle all or any portion of our conversion obligation in cash, the amount of cash and shares of our common stock, if applicable, will be based on a 50 trading day observation period as described herein. For conversions prior to December 1, 2013, or conversions after we deliver a notice of redemption as described under "Description of notes—Optional redemption," if we elect to settle all of our conversion obligation in shares of our common stock, we will deliver the shares of our common stock on the third business day following the conversion date, and for all other conversions, we will deliver the cash, shares of our common stock, or any combination, on the third business day following the last day of the applicable observation period, regardless of whether we elect to satisfy all or any portion of our conversion obligation in cash.

Following certain corporate transactions that occur prior to maturity or following our election to redeem the notes, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction or redemption in certain circumstances as described under "Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change and a notice of redemption."

You will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, our delivery to you of the consideration due upon conversion as described under "Description of notes—Conversion rights—Payment upon conversion" will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.
Redemption at our option
We may not redeem the notes prior to June 5, 2012. On or after June 5, 2012 and prior to the maturity date, we may redeem for cash all, but not less than all, of the outstanding notes, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption to holders exceeds 150% of the conversion price in effect on each such trading day. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.
Fundamental change
If we undergo a "fundamental change" (as defined in this prospectus supplement under "Description of notes—Fundamental change permits holders to require us to purchase notes"), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest, including any additional interest, to but excluding, the fundamental change purchase date.
Ranking	The notes will be our senior unsecured obligations and will rank:
• senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the note;
• equal in right of payment to our existing and future indebtedness that is not so subordinated;
• junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• structurally junior to all existing and future indebtedness incurred by our subsidiaries.

As of January 31, 2009, we had $70 million of secured indebtedness outstanding, consisting of our senior credit facility. All of our outstanding indebtedness is secured by substantially all of the assets of Take-Two Interactive Software, Inc. and the guarantor subsidiaries under our senior credit facility and the equity of our U.S., Canadian, U.K. and Swiss subsidiaries. In addition, we have granted a security interest in connection with certain compensatory arrangements. Such secured indebtedness will effectively rank senior to the notes to the extent of the value of the assets securing such indebtedness. There are also limits on our ability to incur debt that will rank senior to our secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters' over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $170 million.
The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.
Use of proceeds
We estimate that the proceeds from this offering will be approximately $96.4 million ($111.0 million if the underwriters exercise their option to purchase additional notes in full), after deducting fees and estimated expenses. We expect to enter into convertible note hedge transactions with affiliates of J.P. Morgan Securities Inc. and Barclays Capital Inc. (the "hedge counterparties"). We also expect to enter into warrant transactions with the hedge counterparties. We intend to use approximately $13.5 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds for the sale of the warrants). We intend to use the remainder of the net proceeds from this offering for general corporate purposes. See "Use of proceeds."

If the underwriters exercise their over-allotment option, we may use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge transactions and for general corporate purposes. We may also sell additional warrants, which would result in additional proceeds to us.
In connection with the convertible note hedge and warrant transactions, the hedge counterparties will receive a portion of the net proceeds from this offering. See "Underwriting—Conflict of interest."

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Form and denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple thereof.
Absence of a public market for the notes
The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.
U.S. federal income tax consequences
For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see "Certain U.S. federal income tax considerations."
Convertible note hedge and warrant transactions
In connection with the offering of the notes, we expect to enter into convertible note hedge transactions with the hedge counterparties, which are expected to reduce the potential dilution upon conversion of the notes. We also expect to enter into warrant transactions with the hedge counterparties. The convertible note hedge transactions would be expected to reduce potential dilution to our common stock upon any such conversion. However, the warrant transactions could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option, we may enter into an additional convertible note hedge transactions and additional warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties and/or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or avoid a decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the hedge counterparties and/or their respective affiliates in connection with these convertible note hedge and warrant transactions, see "Risk factors—Risks relating to the notes and our common stock—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock" and "Underwriting—Convertible note hedge and warrant transactions."
NASDAQ Global Select Market symbol for our common stock	Our common stock is quoted on The NASDAQ Global Select Market under the symbol "TTWO."
Trustee, paying agent and conversion agent	The Bank of New York Mellon.

Summary consolidated financial data

The consolidated financial information presented below should be read in conjunction with our consolidated financial statements and our consolidated condensed financial statements and notes thereto, incorporated by reference in this prospectus supplement (dollar amounts in thousands, except per share amounts).

The information set forth below is not necessarily indicative of future results of operations, and should be read in conjunction with Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included in Item 15 of our Annual Report on Form 10-K and Items 1 and 2 of our Quarterly Report on Form 10-Q to fully understand factors that may affect the comparability of the information presented below.

The consolidated financial information with respect to the results of operations for the three months ended January 31, 2009 and 2008 and with respect to our financial position as of January 31, 2009 have been derived from the unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all normal and recurring adjustments necessary for a fair presentation of the information set forth therein.

	Three months ended January 31,		Year ended October 31,
	2009	2008	2008	2007	2006

	(unaudited)
STATEMENT OF OPERATIONS DATA:
Net revenue	$256,810	$240,442	$1,537,530	$981,791	$1,037,840
Income (loss) from operations	(50,665)	(34,597)	115,853	(127,698)	(189,342)
Net income (loss)	$(50,388)	$(37,997)	$97,097	$(138,406)	$(184,889)
Earnings (loss) per share:
Basic	$(0.66)	$(0.52)	$1.29	$(1.93)	$(2.60)
Diluted	$(0.66)	$(0.52)	$1.28	$(1.93)	$(2.60)
Weighted average shares outstanding:
Basic	76,102	73,148	75,039	71,860	71,012
Diluted	76,102	73,148	75,943	71,860	71,012

	As of January 31,	As of October 31,
	2009	2008	2007	2006

	(unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents	$217,836	$280,277	$77,757	$132,480
Working capital	300,840	358,355	186,362	281,327
Total assets	900,749	1,083,352	831,143	868,806
Total liabilities	348,406	468,234	359,989	318,414
Stockholders' equity	552,343	615,118	471,154	550,392

Risk factors

An investment in the notes involves significant risks. You should consider carefully the following risk factors in conjunction with the other information contained and incorporated by reference in this prospectus supplement. If any such risks actually occurs, we may be unable to conduct our business as currently planned, and our financial condition and operating results could be seriously harmed. In such case, our ability to make payments on the notes could be impaired, and you may lose all or part of your investment.

Risks relating to our business

We depend on our key management and product development personnel.

Our continued success will depend to a significant extent on our senior management team and our relationship with ZelnickMedia. In 2008, we amended our existing management agreement with ZelnickMedia whereby it has agreed to provide executive management services to us and our board of directors (our "Board") through October 31, 2012. We entered into this amendment in order to secure management resources which we believe will allow us to grow our business and take advantage of opportunities in the interactive entertainment marketplace. Our Executive Chairman, Chief Executive Officer and an Executive Vice President are partners of ZelnickMedia. We are also highly dependent on the expertise, skills and knowledge of certain of our Rockstar employees responsible for content creation and development of our Grand Theft Auto titles and titles based on other brands. Although we entered into new long-term employment agreements with members of the creative team of our Rockstar Games publishing label, we may not be able to continue to retain these personnel at current compensation levels, or at all.

The loss of the services of our executive officers, ZelnickMedia or our key Rockstar employees could significantly harm our business. In addition, if one or more key employees join a competitor or form a competing company, we may lose additional personnel, experience material interruptions in product development, delays in bringing products to market and difficulties in our relationships with licensors, suppliers and customers, which could significantly harm our business. Failure to continue to attract and retain other qualified management and creative personnel could adversely affect our business and prospects.

We are dependent on the future success of our Grand Theft Auto products and we must continue to publish "hit" titles or sequels to such "hit" titles in order to compete successfully in our industry.

Grand Theft Auto and certain of our other titles are "hit" products and have historically accounted for a substantial portion of our revenue. If we fail to continue to develop and sell new commercially successful "hit" titles or sequels to such "hit" titles or experience any delays in product releases or disruptions following the commercial release of our "hit" titles or their sequels, our revenue and profits may decrease substantially and we may incur losses. For the years ended October 31, 2008, 2007 and 2006, our Grand Theft Auto titles accounted for 46.2%, 13.1% and 22.4% of our net revenue, respectively, and our 10 best selling titles accounted for approximately 64.2%, 26.6% and 38.4% of our net revenue, respectively. In addition, competition in our industry is intense and a relatively small number of hit titles account for a large portion of total revenue in our industry. Hit products offered by our competitors may take a larger share of consumer spending than we anticipate, which could cause revenue generated from our products to fall below our expectations. If our competitors develop more successful products or services at lower price points or based on payment models perceived as offering better value (such as pay-for-play or subscription-based models), or if we do not continue to develop consistently high quality and well-received products and services, our revenue and profitability may decline.

Our quarterly operating results are dependent on the release of "hit" titles and are highly seasonal which may cause our quarterly operating results to fluctuate significantly. Such fluctuations could cause our stock price to decline.

We have experienced and may continue to experience wide fluctuations in quarterly operating results. The release of a "hit" title typically leads to a high level of sales during the first few months after introduction followed by a rapid decline in sales. In addition, the interactive entertainment industry is highly seasonal, with sales typically higher during the fourth calendar quarter (our fourth and first fiscal quarters), due primarily to increased demand for games during the holiday buying season. Demand for and sales of our sports titles are also seasonal in that they are typically released just prior to the start of the sport season which they depict. Our failure or inability to produce "hit" titles or introduce products on a timely basis to meet seasonal fluctuations in demand could adversely affect our business and operating results. The uncertainties associated with software development, manufacturing lead times, production delays and the approval process for products by hardware manufacturers and other licensors make it difficult to predict the quarter in which our products will ship and therefore may cause us to fail to meet financial expectations.

We are subject to product development risks which could result in delays and additional costs, and we must adapt to changes in software technologies.

We depend on third party software developers and our internal development studios to develop new interactive entertainment software within anticipated release schedules and cost projections. The development cycle for new titles generally ranges from 12 to more than 24 months. Development times and costs of current generation software have increased substantially as a result of the additional and enhanced features available in the newest games. After development of a product, it may take between 9 to 12 additional months to develop the product for other hardware platforms. If developers experience financial difficulties, additional costs or unanticipated development delays, we will not be able to release titles according to our schedule and at budgeted costs. Certain of our licensing and marketing agreements also contain provisions that would impose penalties if we fail to meet agreed upon game release dates. There can be no assurance that the products so developed will be sufficiently successful so that we can recoup these costs or make a profit on these products.

Additionally, in order to stay competitive, our internal development studios must anticipate and adapt to rapid technological changes affecting software development. Any inability to respond to technological advances and implement new technologies could render our products obsolete or less marketable.

We may be required to record a significant charge to earnings if our goodwill becomes impaired.

We are required under generally accepted accounting principles to review our goodwill for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances, indicating a requirement to reevaluate whether our goodwill continues to be recoverable, include a significant decline in stock price and market capitalization, slower growth rates in our industry or other materially adverse events. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill is determined. This may adversely impact our results of operations.

Our business is highly dependent on the continued growth of current generation video game platforms and our ability to develop commercially successful products for these platforms.

We derive most of our revenue from the sale of products for play on video game platforms manufactured by third parties, such as Sony's PLAYSTATION 3, PlayStation 2 and PSP, Microsoft's Xbox 360 and Nintendo's Wii and DS. The success of our business is dependent upon the continued growth of these platforms and our ability to develop commercially successful products for these platforms.

If the average price of our prior generation software titles continues to decline or if we are unable to sustain launch pricing on current generation titles, our operating results may suffer.

The interactive entertainment software and hardware industry is characterized by the introduction of new and enhanced generations of products and evolving industry standards. Consumer demand for software for prior generation platforms has declined as newer and more advanced hardware platforms achieve market acceptance. As the gaming software industry continues to transition to current generation platforms, we expect prior generation titles will not be able to command premium prices and we expect that these titles will be subject to price reductions earlier in their product life cycles than we experienced in prior years. As a result, we have reduced prices for our prior generation software titles and we expect to continue to reduce prices for such software titles, which will have a negative impact on our operating results. These changes may cause the value of our inventory to decline substantially or to become obsolete.

Current generation titles for the PS3, Xbox 360 and Wii have been offered at premium retail prices since the launch of such consoles. We expect to continue to price current generation titles at a premium level. However, circumstances may arise in which we may need to reduce prices for such titles. For example, the recent economic turmoil may reduce consumer demand and require us to reduce prices on our current generation titles. If we are unable to sustain launch pricing on these current generation titles, it will have a material adverse effect on our margins, profitability and results of operations.

The market for our titles is characterized by short product life cycles. The inability of our products to achieve significant market acceptance, delays in product releases or disruptions following the commercial release of our products may have a material adverse effect on our operating results.

The market for video games is characterized by short product lives and frequent introductions of new products. New products may not achieve significant market acceptance, generate sufficient sales or be introduced in a timely manner to permit us to recover development, manufacturing and marketing costs associated with these products. The life cycle of a title generally involves a relatively high level of sales during the first few months after introduction followed by a rapid decline in sales. Because revenue associated with an initial product launch generally constitutes a high percentage of the total revenue associated with the life of a product, delays in product releases or disruptions following the commercial release of one or more new products could have a material adverse effect on our operating results and cause our operating results to be materially different from expectations.

Our distribution business is dependent on suppliers to maintain an adequate supply of products to fulfill customer orders on a timely basis.

Our ability to obtain particular products in required quantities and to fulfill customer orders on a timely basis is important to the success of our distribution business. In most cases, we have no guaranteed price or delivery agreements with suppliers. Our distribution business has experienced, and may in the future experience, significant supply shortages from time to time due to the inability of certain manufacturers to supply products, such as the newest generation of platforms, on a timely basis. Further, manufacturers or publishers that currently distribute their products through us may decide to distribute, or to substantially increase their existing distribution, through other distributors, or directly to retailers. If we cannot obtain sufficient supplies of the products that we distribute, our net revenue could decline and we could incur losses.

We rely on a primary distribution service provider for a significant portion of our products and the failure of this service provider to perform as expected could harm our results of operations.

We sell our products to our customers in the United States primarily through a distribution service provider, Ditan Distribution, LLC. Ditan provides shipping, receiving, warehouse management and related functions. If Ditan does not perform these services in a satisfactory manner, or if we desire or are required to replace Ditan as our primary distributor and are unable to do so, our sales and results of operations could suffer.

We may need to raise additional capital if we incur losses.

Although we achieved profitability for the year ended October 31, 2008, we have incurred significant losses in the past. If we incur losses in the future, we may be required to raise additional capital in order to fund our operations. We could seek to raise capital in a number of ways, including through the issuance of debt or equity, or through other financing arrangements. During the year ended October 31, 2007, we entered into a senior secured line of credit agreement (and expanded the line of credit in November 2007), which requires us to make periodic interest or other debt service payments. If we borrow additional funds, further debt service payments would probably be necessary. In addition, the terms of additional debt may impose significant restrictions on our ability to operate our business. If we seek financing through the sale of equity securities, our current stockholders will suffer dilution in their percentage ownership of common stock. We cannot be certain as to our ability to raise additional capital in the future or under what terms capital would be available, particularly in light of the recent economic turmoil which has, among other consequences, led to the depression of stock prices and the tightening of credit. If we need to raise capital and are not successful in doing so, we will have to consider other options that may include, but are not limited to, a reduction in our expenditures for internal and external new product development, reductions in overhead expenses, and sales of intellectual property and other assets. These actions, should they become necessary, will likely result in a reduction in the size of our operations and could materially affect the prospects of our business.

Our ability to raise additional capital may be limited.

Recent disruptions in financial markets have resulted in a severe tightening of credit availability in the United States. Liquidity in credit markets has contracted significantly, making terms for certain financings less attractive. Ongoing turmoil in the credit markets may make it difficult for us to obtain financing, on acceptable terms or at all, for working capital, capital expenditures, acquisitions and other investments. These difficulties could adversely affect our operations and financial performance.

Our credit agreement limits our ability to take various actions, including incurring additional debt, paying dividends, repurchasing shares and acquiring or disposing of assets or businesses. In addition, we have granted a security interest in connection with certain compensatory arrangements which limits our ability to incur senior debt in excess of certain amounts. Accordingly, we may be restricted from taking actions that management believes would be desirable and in the best interests of us and our stockholders. Our credit agreement also requires us to satisfy specified financial and non-financial covenants. A breach of any of the covenants contained in our credit agreement could result in an event of default under the agreement and allow our lenders to pursue various remedies, including accelerating the repayment of any indebtedness outstanding under the agreement.

Our business may be affected by issues in the economy that affect consumer spending.

Most of our products involve discretionary spending on the part of consumers. We believe that consumer spending is influenced by general economic conditions and the availability of discretionary income. This makes our products particularly sensitive to general economic conditions and economic cycles. Certain economic conditions such as U.S. or international general economic downturns, including periods of increased inflation, unemployment levels, tax rates, interest rates, gasoline and other energy prices or declining consumer confidence could reduce consumer spending. Reduced consumer spending may result in reduced demand for our products and may also require increased selling and promotional expenses. A reduction or shift in domestic or international consumer spending could negatively impact our business, results of operations and financial condition. Consumers are generally more willing to make discretionary purchases, including purchases of products like ours, during periods in which favorable economic conditions prevail. If economic conditions worsen, our business, financial condition and results of operations could be adversely affected.

Our involvement, and the involvement of some of our former executive officers in a wide variety of lawsuits, investigations and proceedings has had, and may in the future have, a material adverse effect on us.

We and some of our former officers, directors and employees have been, and are subject to, a wide variety of lawsuits, investigations and proceedings, including the following:

Former officers.    Our former Chairman and Chief Executive Officer pled guilty to two felony counts relating to our historical stock option granting practices and the SEC instituted a civil action against him. In addition, certain other former officers have been convicted of crimes relating to their conduct during their employment with us.

Stock option granting practices.    In 2006, a Special Committee of our Board of Directors conducted an investigation into our historical stock option granting practices. The Special Committee determined that there were improprieties in the process of granting and documenting stock options and that incorrect measurement dates for some stock option grants had been used for financial reporting purposes. As a result, we recorded additional non-cash stock-based compensation expense and related tax effects with respect to some of our stock-based awards and restated certain previously filed financial information in our Annual Report on Form 10-K for the fiscal year ended October 31, 2006. Several derivative complaints and a class action complaint have been filed in state and federal courts against some of our current and former directors and some of our former executive officers relating to our historical stock option granting practices.

FTC consent order.    We have entered into an agreement with the staff of the Federal Trade Commission that contains a consent order requiring us to maintain a comprehensive system reasonably designed to ensure that all content in our electronic games is considered and reviewed in preparing submissions to a U.S. rating agency. We have also agreed to represent accurately the rating and content descriptors for games we publish and to disclose to consumers the presence of any content relevant to the rating that was not disclosed to the rating authority.

Personal injury actions.    We are named as a defendant in a personal injury and wrongful death action.

SEC investigation.    The SEC conducted a formal investigation into our historical stock option granting practices. We entered into a settlement agreement with the SEC pursuant to which we agreed to pay a civil penalty of $3.0 million and stipulated to an injunction against future violations of certain provisions of the federal securities laws.

IRS request for information.    We have received requests for information from the Internal Revenue Service relating to the granting and exercise of certain stock options and tax deductions taken by us with respect thereto.

Electronic Arts Inc.'s tender offer.    Stockholder lawsuits have been filed against us in the Court of Chancery of the State of Delaware and New York state court contending that our directors breached their fiduciary duties by, among other things, allegedly refusing to explore premium offers by Electronic Arts Inc. ("EA") to acquire all of the Company's shares, enacting a bylaw amendment allegedly designed to entrench the current board by preventing stockholders from nominating and electing alternative directors, agreeing to an amendment to a management agreement with ZelnickMedia, issuing a proxy statement for the 2008 annual meeting of stockholders that allegedly contained misleading and incomplete information and adopting a "poison pill". Other lawsuits may continue to be filed against us and our directors with similar or additional allegations relating to our 2008 annual meeting of stockholders and the proxy materials filed with the SEC and mailed to stockholders in connection therewith, the amendment to the ZelnickMedia management agreement, EA's unsolicited tender offer and/or its expiration, our adoption of a "poison pill," or our review of strategic alternatives.

Other inquiries and proceedings.    We have received grand jury subpoenas issued by the District Attorney of the County of New York and from certain state attorneys general relating to some of our products, our historical stock option granting practices, the termination of our former auditors and other matters.

The investigations and charges against us or other current or former officers, directors or employees have imposed, and are likely to continue to impose, significant costs on us financially. While we are unable to estimate the exact nature or amount of these future costs, we believe they will likely include:

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damage to our reputation and business relationships;

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professional fees in connection with the conduct of the investigations and the defense of related litigations and other proceedings;

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potential damages, fines, penalties or settlement costs imposed on us;

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advancement of certain expenses and reimbursement of certain amounts payable by, or on behalf of, our current and former officers, directors and employees subject to the investigation or named in any litigations or other proceedings pursuant to our indemnification obligations;

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potential impairment of our ability to obtain coverage and reimbursement under existing insurance policies, and a potentially negative impact on our future insurance coverage; and

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potential impairment in our ability to raise capital.

Even if resolved favorably, such litigation or investigations could continue to be time consuming and could continue to result in the diversion of the time and attention of our management team, any of which could materially and adversely affect our business, results of operations and financial condition. Moreover, there can be no assurance as to the reaction of our employees, stockholders, publishers, developers, customers, distributors, licensors and other business partners to the institution or ultimate resolution of any such proceedings.

If we acquire or invest in other businesses, intellectual properties or other assets, we may be unable to integrate them with our business, our financial performance may be impaired or we may not realize the anticipated financial and strategic goals for such transactions.

If appropriate opportunities present themselves, we may acquire or make investments in businesses, intellectual properties and other assets that we believe are strategic. We may not be able to identify, negotiate or finance any future acquisition or investment successfully. Even if we do succeed in acquiring or investing in a business, intellectual property or other asset, such acquisitions and investments involve a number of risks, including:

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retaining key employees and maintaining the key business and customer relationships of the businesses we acquire;

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cultural challenges associated with integrating employees from an acquired company or business into our organization;

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the possibility that the combined company would not achieve the expected benefits, including any anticipated operating and product synergies, of the acquisition as quickly as anticipated or that the costs of, or operational difficulties arising from, an acquisition would be greater than anticipated;

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significant acquisition-related accounting adjustments, particularly relating to an acquired company's deferred revenue, that may cause reported revenue and profits of the combined company to be lower than the sum of their stand-alone revenue and profits;

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significant accounting charges resulting from the completion and integration of a sizeable acquisition and increased capital expenditures, including potential impairment charges incurred to write down the carrying amount of intangible assets generated as a result of an acquisition;

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the possibility that we will not discover important facts during due diligence that could have a material adverse impact on the value of the businesses we acquire, including the possibility that a change of control of a company we acquire triggers a termination of contractual or intellectual property rights important to the operation of its business;

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the need to integrate an acquired company's accounting, management information, human resource and other administrative systems to permit effective management and timely reporting, and the need to implement or remediate controls, procedures and policies appropriate for a public company in an acquired company that, prior to the acquisition, lacked these controls, procedures and policies;

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litigation or other claims in connection with, or inheritance of claims or litigation risks as a result of, an acquisition, including claims from terminated employees, customers or other third parties; and

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to the extent that we engage in strategic transactions outside of the United States, we face additional risks, including risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

Future acquisitions and investments could also involve the issuance of our equity and equity-linked securities (potentially diluting our existing stockholders), the incurrence of debt, contingent liabilities or amortization expenses, write-offs of goodwill, intangibles, or acquired in-process technology, or other increased cash and non-cash expenses such as stock-based compensation. Any of the foregoing factors could harm our financial condition or prevent us from achieving improvements in our financial condition and operating performance that could have otherwise been achieved by us on a stand-alone basis. Our stockholders may not have the opportunity to review, vote on or evaluate future acquisitions or investments.

Our ability to acquire licenses to intellectual property, especially for sports titles, impacts our revenue and profitability. Competition for these licenses may make them more expensive and increase our costs.

Many of our products are based on or incorporate intellectual property owned by others. For example, our 2K Sports products include rights licensed from major sports leagues and players' associations. Similarly, some of our other titles are based on licenses of popular entertainment products. Competition for these licenses is intense. If we are unable to maintain these licenses or obtain additional licenses on reasonable economic terms or with significant commercial value, our revenue and profitability could decline significantly. Competition for these licenses may also increase the advances, guarantees and royalties that we must pay to the licensor, which could significantly increase our costs and adversely affect our profitability. In addition, on certain intellectual property licenses, we are subject to guaranteed minimum payments, royalties or standards of performance. If such licensed products do not generate revenues in excess of such minimum guarantees, our profitability will be adversely impacted.

Our business is dependent on our ability to enter into successful software development arrangements with third parties.

Our success depends on our ability to continually identify and develop new titles on a timely basis. We rely on third party software developers for the development of some of our titles.

Quality third party developers are continually in high demand. Software developers who have developed titles for us in the past may not be available to develop software for us in the future. Due to the limited number of third party software developers and the limited control that we exercise over them, these developers may not be able to complete titles for us on a timely basis or within acceptable quality standards, if at all. We have entered into agreements with third parties to acquire the rights to publish and distribute interactive entertainment software as well as to use licensed intellectual properties in our titles. These agreements typically require us to make advance payments, pay royalties and satisfy other conditions. Our advance payments may not be sufficient to permit developers to develop new software successfully, which could result in material delays and significantly increase our costs to bring particular products to market. Software development costs, promotion and marketing expenses and royalties payable to software developers and third party licensors have increased significantly in recent years and reduce potential profits derived from sales of our software. Future sales of our titles may not be sufficient to recover advances to software developers and licensors, and we may not have adequate financial and other resources to satisfy our contractual commitments to such developers. If we fail to satisfy our obligations under agreements with third party developers and licensors, the agreements may be terminated or modified in ways that are burdensome to us, and have a material adverse affect on our financial condition and operating results.

The interactive entertainment software industry is highly competitive both for our publishing and distribution operations.

We compete for both licenses to properties and the sale of interactive entertainment software with Sony, Microsoft and Nintendo, each of which is a large developer and marketer of software for its own platforms. We also compete with domestic game publishers, such as Electronic Arts, Activision Blizzard, THQ and Midway Games and international publishers, such as Capcom, Eidos, Konami, Namco-Bandai, SEGA and Ubisoft. As our business is dependent upon our ability to develop hit titles, which require increasing budgets for development and marketing, the availability of significant financial resources has become a major competitive factor in developing and marketing software games. Some of our competitors have greater financial, technical, personnel and other resources than we do and are able to finance larger budgets for development and marketing and make higher offers to licensors and developers for commercially desirable properties. Our titles also compete with other forms of entertainment, such as motion pictures, television and audio and video products featuring similar themes, online computer programs and other entertainment, which may be less expensive or provide other advantages to consumers.

Our distribution business also operates in a highly competitive environment. Competition is based primarily on breadth, availability and quality of product lines; price; terms and conditions of sale; credit terms and availability; speed and accuracy of delivery; and effectiveness of sales and marketing programs.

Our competitors include regional, national and international distributors, as well as hardware manufacturers and software publishers. We may lose market share or be forced in the future to reduce our prices in response to our competitors. Our distribution business has been adversely affected by lower sales volume of software titles, the availability of certain hardware products, a decrease in average selling prices of interactive entertainment products as our industry transitions to current generation technology and increased competition in the value software market.

A number of software publishers who compete with us have developed and commercialized or are currently developing online games for use by consumers over the Internet. If technological advances significantly increase the availability of online games and if consumer acceptance of online gaming grows substantially, it could result in a decline in our platform-based software sales and negatively impact sales of our products.

Increased competition for limited shelf space and promotional support from retailers could affect the success of our business and require us to incur greater expenses to market our titles.

Retailers have limited shelf space and promotional resources and competition is intense among newly introduced interactive entertainment software titles for adequate levels of shelf space and promotional support. Competition for retail shelf space is expected to increase, which may require us to increase our marketing expenditures to maintain desirable sales levels of our titles. Competitors with more extensive lines and more popular titles may have greater bargaining power with retailers. Accordingly, we may not be able, or we may have to pay more than our competitors, to achieve similar levels of promotional support and shelf space.

A limited number of customers account for a significant portion of our sales. The loss of a principal customer could seriously hurt our business.

A substantial portion of our product sales are made to a limited number of customers. Sales to our five largest customers accounted for approximately 40.2%, 51.1% and 49.4% of our net revenue for the years ended October 31, 2008, 2007 and 2006, respectively, with GameStop accounting for 13.1% of net revenue for the year ended October 31, 2008. Our sales are made primarily pursuant to purchase orders without long-term agreements or other commitments, and our customers may terminate their relationship with us at any time. Certain of our customers may decline to carry products containing mature content. The loss of our relationships with principal customers or a decline in sales to principal customers, including as a result of a product being rated "AO" (age 18 and over), could materially adversely affect our business and operating results. Furthermore, our customers may also be placed into bankruptcy, become insolvent or be liquidated due to the recent turmoil in the economy, the global contraction of credit or for other factors. Bankruptcies or consolidations of certain large retail customers could seriously hurt our business, including as a result of uncollectible accounts receivable from such customers and the concentration of purchasing power among remaining large retailers.

Returns of our published titles by our customers and price concessions granted to our customers may adversely affect our operating results.

We are exposed to the risk of product returns and price concessions with respect to our customers. Our distribution arrangements with customers generally do not give them the right to return titles to us or to cancel firm orders. However, we sometimes accept product returns from our distribution customers for stock balancing and negotiate accommodations to customers, which include credits and returns, when demand for specific products falls below expectations. We accept returns and grant price concessions in connection with our publishing arrangements and revenue is recognized after deducting estimated reserves for returns and price concessions. While we believe that we can reliably estimate future returns and price concessions, if return rates and price concessions for our products exceed our reserves, our revenue could decline.

We submit our products for rating by the Entertainment Software Rating Board ("ESRB") in the United States and other voluntary or government ratings organizations in foreign countries. Failure to obtain a target rating for certain of our products could negatively impact our ability to distribute and sell those games, as could the re-rating of a game for any reason.

We voluntarily submit our game products to the ESRB, a U.S.-based non-profit and independent ratings organization. The ESRB system provides consumers with information about game content using a rating symbol that generally suggests the appropriate player age group and specific content descriptors, such as graphic violence, profanity or sexually explicit material. The ESRB may impose significant penalties on game publishers for violations of its rules related to rating or marketing games, including revocation of a rating or monetary fines up to $1 million. Other countries require voluntary or government backed ratings as prerequisites for product sales in those countries. We believe that we comply with rating system requirements and properly display the designated rating symbols and content descriptions. In some instances, we may have to modify our products in order to market them under the target rating, which could delay or disrupt the release of our products. In addition, some of our titles may not be sold at all or without extensive edits in certain countries, such as Germany. In the United States, we develop software titles that we intend to receive ESRB ratings of "E" (age 6 and older), "E10+" (age 10 and older), "T" (age 13 and older) or "M" (age 17 and older). In addition to these ratings, the ESRB may also rate a game as "AO" (age 18 and older). Platform licensors may not certify a game rated "AO" and retailers may refuse to sell "AO" games or games with controversial content. For instance, in 2007, some retailers reacted to the controversy over Manhunt 2 by refusing to sell it or refusing to sell it in brick and mortar stores. In addition, some consumers have reacted to re-ratings or controversial game content by refusing to purchase such games, demanding refunds for games that they had already purchased, and refraining from buying other games published by us.

We have implemented processes to comply with the requirements of the ESRB and other ratings organizations. Nonetheless, these processes are subject to human error, circumvention, overriding and reasonable resource constraints. If a video game we published were found to contain undisclosed pertinent content, the ESRB could re-rate a game, retailers could refuse to sell it and demand that we accept the return of any unsold copies or returns from customers, and consumers could refuse to buy it or demand that we refund their money. This could have a material negative impact on our operating results and financial condition. In addition, we may be exposed to litigation, administrative fines and penalties and our reputation could be harmed, which could impact sales of other video games we sell. If any of these consequences were to occur, our business and financial performance could be significantly harmed.

Many of our Rockstar titles and certain of our 2K Games titles have been rated "M" by the ESRB. If we are unable to obtain "M" ratings and instead receive "AO" ratings on future versions of those or similar titles as a result of changes in the ESRB's ratings standards or for other reasons, including the adoption of legislation in this area, our business and prospects could be negatively affected. If any of our games are rerated by the ESRB or other foreign based ratings organizations, we could be exposed to litigation, administrative fines and penalties and other potential liabilities, and our operating results and financial condition could be significantly impacted.

Our business and products are subject to potential legislation. The adoption of such proposed legislation could limit the retail market for our products.

Several proposals have been made for federal legislation to regulate our industry. Such proposals seek to prohibit the sale of "M" rated, "AO" rated and "Rating Pending" products to under-17 audiences (while the ESRB rating recommends an appropriate age group, there is currently no legal prohibition on any game sales). If any such proposals are enacted into law, it may limit the potential market for our "M" rated products in the United States, and adversely affect our operating results. Other countries, such as Germany, have adopted laws regulating content both in packaged games and those transmitted over the Internet that are stricter than current United States laws. In the United States, proposals have also been made by numerous state legislators to regulate the sale of "M" or "AO" rated products and prohibit the sale of interactive entertainment software products containing certain types of violence or sexual materials to under 17 or 18 audiences. While such legislation to date has been enjoined by industry and retail groups, the adoption into law of such legislation in federal and/or in state jurisdictions in which we do significant business could severely limit the retail market for our "M" rated titles.

Content policies adopted by retailers, consumer opposition and litigation could negatively impact sales of our products.

Retailers may decline to sell interactive entertainment software containing what they judge to be graphic violence or sexually explicit material or other content that they deem inappropriate for their businesses. If retailers decline to sell our products based upon their opinion that they contain objectionable themes, graphic violence or sexually explicit material or other generally objectionable content, or if any of our previously "M" rated series products are rated "AO," we might be required to significantly change or discontinue particular titles or series, which in the case of our best selling Grand Theft Auto titles could seriously affect our business. Consumer advocacy groups have opposed sales of interactive entertainment software containing objectionable themes, violence or sexual material or other objectionable content by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. Additionally, although lawsuits seeking damages for injuries allegedly suffered by third parties as a result of video games have been unsuccessful in the courts, claims of this kind have been asserted against us from time to time and may be asserted and be successful in the future. See Item 3 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2008 and Item 1 of our Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.

We cannot publish our titles without the approval of hardware licensors that are also our competitors.

We are required to obtain licenses from Sony, Microsoft and Nintendo, which are also our competitors, to develop and publish titles for their respective hardware platforms. Our existing platform licenses require that we obtain approval for the publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these hardware platforms, our ability to manage the timing of the release of these titles and, accordingly, our net revenue from titles for these hardware platforms, may be limited. If a licensor chooses not to renew or extend our license agreement at the end of its current term, or if a licensor were to terminate our license for any reason or does not approve one or more of our titles, we may be unable to publish that title as well as additional titles for that licensor's platform.

Termination of any such agreements or disapproval of titles could seriously hurt our business and prospects.

Certain platform licensors have retained the right to change fee structures for online gameplay, and each licensor's ability to set royalty rates makes it difficult for us to forecast our costs. Increased costs could negatively impact our operating margins. We may be unable to continue to enter into license agreements for certain current generation platforms on satisfactory terms or at all. Failure to enter into any such agreement could also seriously hurt our business.

If we are unable to protect the intellectual property relating to our software, the commercial value of our products will be adversely affected and our competitive position could be harmed.

We develop proprietary software and have obtained the rights to publish and distribute software developed by third parties. We attempt to protect our software and production techniques under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. Our software is susceptible to piracy and unauthorized copying. Unauthorized third parties may be able to copy or to reverse engineer our software to obtain and use programming or production techniques that we regard as proprietary. Well organized piracy operations have also proliferated in recent years, resulting in the ability to download pirated copies of our software over the Internet. Although we attempt to incorporate protective measures into our software, piracy of our products could negatively impact our future profitability.

Data breaches involving the source code for our products could adversely affect our revenues.

We securely store the source code for our interactive entertainment software products as it is created. A breach, whether physical, electronic or otherwise, of the systems on which such source code and other sensitive data is stored could lead to damage or piracy of our software. If we are subject to data security breaches, we may have a loss in sales or increased costs arising from the restoration or implementation of additional security measures which could materially and adversely affect our profitability.

If we infringe on or are alleged to infringe on the intellectual property rights of third parties, our business could be adversely affected.

With advances in technology, game content and software graphics are expected to continue to become more realistic. As a result, we believe that interactive entertainment software will increasingly become the subject of claims that such software infringes on the intellectual property rights of others. From time to time, we receive notices from third parties or are named in lawsuits by third parties alleging infringement of their proprietary rights. Although we believe that our software and technologies and the software and technologies of third party developers and publishers with whom we have contractual relations do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others may occur. Any claims of infringement, with or without merit, could be time consuming, costly and difficult to defend. Moreover, intellectual property litigation or claims could require us to discontinue the distribution of products, obtain a license or redesign our products, which could result in additional substantial costs and material delays.

Our software is susceptible to errors, which can harm our financial results and reputation.

The technological advancements of new hardware platforms result in the development of more complex software products. As software products become more complex, the risk of undetected errors in new products increases. We may need to produce and distribute patches in order to repair such errors, which could be costly and may distract our developers from working on new products. If, despite testing, errors are found in new products or releases after shipments have been made, we could experience a loss of or delay in timely market acceptance, product returns, loss of revenue, increases in costs relating to the repair of such errors and damage to our reputation.

Gross margins relating to our distribution business have historically been narrow, which increases the impact of variations in costs on our operating results.

As a result of intense price competition, our gross margins in our distribution business have historically been narrow and may continue to be narrow in the future. Accordingly, slight variations in operating costs and expenses could result in losses in our distribution business from period to period.

Increased sales of used video game products could lower our sales.

Certain of our larger customers sell used video games, which are generally priced lower than new video games. If our customers continue to increase their sales of used video games, it could negatively affect our sales of new video games and have an adverse impact on our results of operations.

We may not be able to adequately adjust our cost structure in a timely fashion in response to a sudden decrease in demand.

A significant portion of our selling and general and administrative expense is attributable to expenses for personnel and facilities. In the event of a significant decline in revenue, we may not be able to dispose of facilities, reduce personnel or make other changes to our cost structure without disruption to our operations or without significant termination and exit costs. Management may not be able to implement such actions in a timely manner, if at all, to offset an immediate shortfall in revenue and profit. Moreover, reducing costs may impair our ability to produce and develop software titles at sufficient levels in the future.

We are subject to risks and uncertainties of international trade, including fluctuations in the values of local foreign currencies against the dollar.

Sales in international markets, primarily in Europe, have accounted for a significant portion of our net revenue. We have also recently expanded our Asian operations in an effort to increase our geographical scope and diversify our revenue base. Sales in international markets accounted for approximately 40.7%, 31.3% and 39.4%, respectively, of our net revenue for the years ended October 31, 2008, 2007 and 2006, respectively. We are subject to risks inherent in foreign trade, including increased credit risks, tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays, and international political, regulatory and economic developments, all of which can have a significant impact on our operating results. All of our international sales are made in local currencies, which could fluctuate against the dollar. While we may use forward exchange contracts to a limited extent to seek to mitigate foreign currency risk, our results of operations could be adversely affected by unfavorable foreign currency fluctuations.

Our stock price has been volatile and may continue to fluctuate significantly.

The market price of our common stock historically has been, and we expect will continue to be, subject to significant fluctuations. These fluctuations may be due to factors specific to us including those discussed in the risk factors under this section as well as others not currently known to us or that we currently do not believe are material, to changes in securities analysts' earnings estimates or ratings, to our results or future financial guidance falling below our expectations and analysts' and investors' expectations, to factors affecting the computer, software, entertainment, media or electronics industries, or to national or international economic conditions.

Stock markets, in general, have experienced over the years, and continue to experience, significant price and volume fluctuations that have affected market prices for companies such as ours and that may be unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of January 31, 2009, we had outstanding approximately 78.757 million shares of our common stock and options to purchase approximately 4.241 million shares of our common stock (of which approximately 2.819 million were exercisable as of that date). The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

We face risks from our international operations.

We are subject to certain risks because of our international operations, particularly as we seek to grow our business and presence outside of the United States. Changes to and compliance with a variety of foreign laws and regulations may increase our cost of doing business and our inability or failure to obtain required approvals could harm our international and domestic sales. Trade legislation in either the United States or other countries, such as a change in the current tariff structures, import/export compliance laws or other trade laws or policies, could adversely affect our ability to sell or to distribute in international markets. We incur additional legal compliance costs associated with our international operations and could become subject to legal penalties in foreign countries if we do not comply with local laws and regulations which may be substantially different from those in the United States. In many foreign countries, particularly in those with developing economies, it may be common to engage in business practices that are prohibited by United States laws and regulations, such as the Foreign Corrupt Practices Act, and by local laws, such as laws prohibiting corrupt payments to government officials. Although we implement policies and procedures designed to ensure compliance with these laws, there can be no assurance that all of our employees, contractors and agents, as well as those companies to which we outsource certain of our business operations, including those based in or from countries where practices which violate such laws may be customary, will not take actions in violation of our policies. Any such violation, even if prohibited by our policies, could have a material adverse effect on our business.

Our reported financial results could be adversely affected by the application of existing or future accounting standards to our business as it evolves.

The frequency of accounting policy changes may continue to accelerate. For example, standards regarding software revenue recognition have and could further significantly affect the way we account for revenue related to our products and services. We expect that a significant portion of our games will be online-enabled in the future, and we could be required to recognize the related revenue over an extended period of time rather than at the time of sale. As we enhance, expand and diversify our business and product offerings, the application of existing or future financial accounting standards, particularly those relating to the way we account for revenue, could have a significant adverse effect on our reported results although not necessarily on our cash flows.

Due to recent economic turmoil and a general depression in stock prices, we could become the target of an unsolicited offer to acquire our shares of common stock. An unsolicited offer could create volatility in our stock price, could create a distraction for our management and employees, and could cause uncertainty that may adversely affect our business.

Due to significant price and volume fluctuations in the stock markets recently, we may become an attractive target for an unsolicited bid for shares of our common stock. An unsolicited bid for shares of our common stock would be a distraction for our management and employees, and require the expenditure of significant time and resources by us and could cause our stock price to fluctuate significantly. An unsolicited bid could also adversely impact our ability to recruit and retain employees and our ability to enter into agreements with potential business partners. For example, in 2008, EA launched an unsolicited tender offer to acquire all of our outstanding shares of common stock. EA's unsolicited tender offer caused our stock price to fluctuate significantly, was a significant distraction for our management, created uncertainty for our employees, and created uncertainty for current and potential publishers, developers, distributors and other business partners. Furthermore, stockholder litigation in connection with EA's unsolicited tender offer resulted in, and continues to result in, significant legal costs. If we were to become the target of another unsolicited offer, whether from EA or another party, we could be subject to any of the aforementioned concerns which could harm our business and have a material adverse effect on our results of operations.

Risks relating to the notes and our common stock

For purposes of this section "—Risks relating to the notes and our common stock," references to "the Company," "we," "our," and "us" refer only to Take-Two Interactive Software, Inc. and not to its subsidiaries.

Our senior credit facility limits our ability to pay any cash amount upon an optional redemption or on the conversion or repurchase of the notes.

Absent a waiver, our existing senior credit facility prohibits us from making any cash payments on an optional redemption or on the conversion or repurchase of the notes. See "Description of other indebtedness." Any new credit facility that we may enter into may have similar restrictions. Our failure to make cash payments upon an optional redemption or the conversion or repurchase of the notes as required under the terms of the notes would constitute an event of default under the notes and would permit holders of the notes to accelerate our obligations under the notes. Such default would also cause an event of default under our senior credit facility.

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future liabilities that are not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of January 31, 2009, we had $70 million of secured indebtedness outstanding, consisting of our senior credit facility. All of our outstanding indebtedness is secured by substantially all of the assets of Take-Two Interactive Software, Inc. and the guarantor subsidiaries under our senior credit facility and the equity of our U.S., Canadian, U.K. and Swiss subsidiaries. In addition, we have granted a security interest in connection with certain compensatory arrangements. Such secured indebtedness will effectively rank senior to the notes to the extent of the value of the assets securing such indebtedness. There are also limits on our ability to incur debt that will rank senior to our secured indebtedness.

Our senior credit facility may limit our ability to pay interest on the notes.

We are prohibited from making a cash interest payment on the notes (including any additional interest) if our average liquidity (calculated as the sum of borrowing availability under our senior credit facility and our and our subsidiaries' unrestricted cash and cash equivalents on deposit in accounts subject to control agreements in favor of the lenders under our senior credit facility) for the 30-day period before, and our liquidity immediately after, such interest payment, is less than $30 million or if any default or event of default under the credit facility exists before, or is continuing immediately after, any such interest payment. See "Description of other indebtedness" and "Description of notes—Interest." Any new credit facility that we may enter into may have similar restrictions. Our failure to pay interest on the notes is an event of default under the notes and would permit holders of the notes to accelerate our obligations under the notes after the applicable notice and grace periods. Such default would also cause an event of default under the credit facility.

Even if we are so permitted under the terms of our existing or future credit agreements, we may not have the ability to raise the funds necessary to settle conversions of the notes for cash or to purchase the notes upon a fundamental change.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest including additional interest, if any, as described under "Description of notes—Fundamental change permits holders to require us to purchase notes." Even if we are so permitted under the terms of our existing or future credit agreements, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes or cash settlement of converted notes. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law or by regulatory authority. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the notes and would permit holders of the notes to accelerate our obligations under the notes. Such default would also cause an event of default under our senior credit facility and may also lead to a default under the agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The notes are our obligations only and our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

The convertible debt markets are currently experiencing unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired at 11:59 p.m., New York City Time, on Wednesday, October 8, 2008. However, the SEC is currently considering instituting other limitations on effecting short sales and other regulatory organizations may do the same. On April 8, 2009, the SEC voted unanimously to seek public comment on whether short sale price restrictions or circuit breaker restrictions should be imposed. The SEC voted to propose two approaches to restrictions on short selling. One would apply on a market wide and permanent basis, including adoption of a new uptick rule, while the other would apply only to a particular security during severe market declines in that security, and would involve, among other things, bans on short selling in a particular security during a day if there is a severe decline in price in that security. Any future governmental actions that interfere with the ability of convertible notes investors to effect short sales on the underlying common stock would significantly affect the market value of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See "Description of notes—Conversion rights." If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock, we would be required to make cash payments to satisfy all or a portion of our conversion obligation based on the applicable conversion rate, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which could result in a material reduction of our net working capital.

Future sales of our common stock or equity-related securities in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock or equity-related securities to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or equity-related securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but, to the extent our conversion obligation includes shares of our common stock, holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder's conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding December 1, 2013, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes until December 1, 2013 or thereafter.

You may have to wait a substantial period of time before receiving amounts due upon conversion of the notes.

Some of the settlement methods described under "Description of notes—Conversion rights—Payment upon conversion" have an associated observation period which will determine the amount of consideration a holder will receive upon conversion. The price of our common stock could decline during that period which would adversely affect the amount and/or value of the consideration a holder will receive upon conversion. In other circumstances as described under "Description of notes—Conversion rights—Payment upon conversion," you may have to wait up to six months before receiving the consideration due upon conversion.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under "Description of notes—Fundamental change permits holders to require us to purchase notes," "Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change and a notice of redemption" and "Description of notes—Consolidation, merger and sale of assets."

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or a redemption may not adequately compensate you for any lost value of your notes as a result of such event.

If a make-whole fundamental change occurs prior to maturity or we elect to redeem the notes, under certain circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change or redemption. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective or the date upon which we give our notice of redemption and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under "Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change and a notice of redemption." The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or our election to redeem the notes may not adequately compensate you for any lost value of your notes as a result of such event. In addition, if the price of our common stock in the transaction or at the time we give notice of redemption is greater than $             per share or less than $             (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed             per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "Description of notes—Conversion rights—Conversion rate adjustments."

Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The repurchase right in the notes triggered by a fundamental change could discourage a potential acquiror.

The repurchase rights in the notes triggered by a fundamental change, as described under the heading "Description of notes—Fundamental change permits holders to require us to purchase notes," could discourage a potential acquiror. The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under "Description of notes—Conversion rights—Conversion rate adjustments." However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

If we elect a cash settlement or a combination settlement, it may have adverse consequences.

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of the notes, we may settle the notes tendered for conversion entirely in cash or in a combination of cash and shares of our common stock. This feature of the notes, as described further under "Description of notes—Conversion rights—Payment upon conversion," may:

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result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

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reduce our liquidity;

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delay holders' receipt of the consideration due upon conversion; and

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subject holders to the market risks of our shares before receiving any shares upon conversion.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) ("FSP APB 14-1"). Under FSP APB 14-1, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer's economic interest cost. The effect of FSP APB 14-1 on the accounting for the notes is that the equity component would be included in the additional paid-in-capital section of stockholders' equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years, with retrospective application required. As a result, after our adoption of FSP APB 14-1 for fiscal 2010, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because FSP APB 14-1 will require interest to include both the current period's amortization of the debt discount and the instrument's coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the United States federal securities laws, and may be limited during the pendency of any shelf registration statement. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes or we elect to redeem the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change or redemption. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See "Certain U.S. federal income tax considerations." If you are a non-U.S. holder (as defined in "Certain U.S. federal income tax considerations"), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See "Certain U.S. federal income tax considerations."

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with the hedge counterparties. The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. We also expect to enter into warrant transactions with the hedge counterparties. However, the warrant transactions could separately have a dilutive effect on our earnings per share to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option, we may enter into additional convertible note hedge transactions and additional warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties and/or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or avoid a decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not this offering of notes is completed, the hedge counterparties and/or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing stockholders despite the expected reduction of such potential dilution as a result of the convertible note hedge transactions. However, the warrant transactions could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants. Any sales in the public market of any or our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock or a combination of cash and shares of our common stock could depress the price of our common stock.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our Board has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our Board to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock and the value of your notes.

We have not previously declared any quarterly dividends and do not anticipate to declare any dividends in the near term.

We have not previously declared any quarterly dividends. As of the date of this prospectus supplement, we do not anticipate declaring any dividends in the near term. The declaration and amount of future dividends, if any, will be determined by our Board and will depend on our financial condition, earnings, capital requirements, financial covenants, regulatory constraints, industry practice and other factors our Board deems relevant.

 Ratio of earnings to fixed charges

The following table sets forth the ratio of earnings to fixed charges for us for the three months ended January 31, 2009, and for each year in the five year period ended October 31, 2008.

				Year ended October 31
Three months ended January 31, 2009
	2008	2007	2006	2005	2004

—x	14.1x	—x	—x	9.8x	36.2x

For the three months ended January 31, 2009 and for the years ended October 31, 2007 and 2006, we had earnings-to-fixed charges deficiencies of $51.4 million, $135.0 million and $191.0 million, respectively.

For the purposes of computing this ratio, "earnings" consist of income before income taxes plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness and the implied interest component of our rent obligations.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $96.4 million ($111.0 million if the underwriters exercise their option to purchase additional notes in full), after deducting fees and estimated offering expenses. We expect to enter into convertible note hedge transactions with affiliates of J.P. Morgan Securities Inc. and Barclays Capital Inc. (the "hedge counterparties"). We also intend to enter into warrant transactions with the hedge counterparties. We intend to use approximately $13.5 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds from the sale of the warrants). We intend to use the remainder of the net proceeds from this offering for general corporate purposes.

If the underwriters exercise their over-allotment option, we may use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge transactions and for general corporate purposes. See "Description of convertible note hedge and warrant transactions" and "Underwriting—Convertible note hedge and warrant transactions." We may also sell additional warrants, which would result in additional proceeds to us.

In connection with the convertible note hedge and warrant transactions, the hedge counterparties will receive a portion of the net proceeds from this offering. See "Underwriting—Conflict of interest."

 Price range of our common stock

Our common stock trades on The NASDAQ Global Select Market under the symbol "TTWO." The following table sets forth, for the periods indicated, the high and low sale prices for our common stock. On May 27, 2009, the last reported sale price for our common stock was $9.53 per share.

	High	Low

Year Ended October 31, 2007
First Quarter	$20.57	$13.96
Second Quarter	24.80	15.60
Third Quarter	21.70	17.45
Fourth Quarter	19.52	11.82

Year Ended October 31, 2008
First Quarter	$19.45	$13.53
Second Quarter	27.61	15.50
Third Quarter	27.95	22.70
Fourth Quarter	25.75	10.81

Year Ended October 31, 2009
First Quarter	$13.03	$6.84
Second Quarter	9.94	5.56
Third Quarter (through May 27, 2009)	9.97	8.00

The number of stockholders of record as of May 20, 2009 was approximately 88.

Dividend policy

We have never declared or paid cash dividends. We currently anticipate that all future earnings will be retained to finance the growth of our business and we do not expect to declare or pay any cash dividends in the foreseeable future. The payment of dividends in the future is within the discretion of our Board and will depend upon future earnings, capital requirements and other relevant factors. Our current credit agreement restricts the payment of dividends on our stock.

Capitalization

The following table sets forth our capitalization:

•
as of April 30, 2009; and

•
as adjusted to give effect to (i) the issuance and sale of the notes, after deducting the underwriting discounts and commissions and before estimated offering expenses (assuming no exercise of the underwriters' over-allotment option to purchase additional notes), and (ii) the use of a portion of the proceeds from this offering to fund the net cost of the convertible note hedge and warrant transactions.

The table excludes 5.545 million shares reserved for issuance under our stock option plans, of which 4.241 million shares were subject to outstanding options, as of April 30, 2009.

You should read this table in conjunction with "Summary consolidated financial data" and our financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	April 30, 2009
(in thousands)	Actual	As adjusted

Cash and cash equivalents	$179,616	$263,116

Senior credit facility borrowings	70,000	70,000

% Convertible Senior Notes due 2014(1)	—	100,000
Stockholders' equity
Common stock, 150,000 shares authorized, $.01 par value per share, 78,757 shares issued and outstanding, respectively, actual; adjusted(2)	787	787
Additional paid-in capital(1)(3)	614,862	601,362
(Accumulated deficit) retained earnings	(42,193)	(42,193)
Accumulated other comprehensive income	(19,260)	(19,260)

Total stockholders' equity	554,196	540,696

Total capitalization	$624,196	$710,696

(1)
In May 2008, FASB issued FSP APB 14-1, which specifies that issuers of convertible debt that may be wholly or partially settled in cash must separately account for the liability and equity components in a manner that will reflect the issuer's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. After our adoption of FSP APB 14-1 for fiscal 2010, we will be required to reflect a debt discount for the notes that will reduce total consolidated debt and increase additional paid in capital.

(2)
Excludes shares issuable upon conversion of the notes we are offering pursuant to this prospectus supplement.

(3)
Additional paid-in capital reduced by the net cost of the convertible note hedge and warrant transactions.

Description of notes

The Company will issue the notes under a base indenture dated as of June     , 2009, between itself and The Bank of New York Mellon, as trustee (the "trustee"), as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture (the "base indenture"), as supplemented by the supplemental indenture (the "supplemental indenture"), collectively as the "indenture." The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). You may request a copy of the indenture from us as described under "Where you can find more information and incorporation by reference."

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

The description of the terms of the notes in this "Description of notes" supplements the description in the accompanying prospectus under "Description of the debt securities" and, to the extent it is inconsistent with that description, the information in this prospectus supplement replaces the information in the accompanying prospectus.

For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Take-Two Interactive Software, Inc. and not to its subsidiaries.

General

The notes

•
will be general unsecured, senior obligations of the Company;

•
will initially be limited to an aggregate principal amount of $100 million (or $115 million if the underwriters' over-allotment option is exercised in full);

•
will bear cash interest from June     , 2009 at an annual rate of             % payable on June 1 and December 1 of each year, beginning on December 1, 2009;

•
will be subject to redemption at our option, in whole but not in part, on or after June 5, 2012, at the redemption price specified herein, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption to holders exceeds 150% of the conversion price in effect on each such trading day;

•
will be subject to purchase by us following a fundamental change (as defined below under "—Fundamental change permits holders to require us to purchase notes"), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, including any additional interest to but excluding the fundamental change purchase date;

•
will mature on June 1, 2014 unless earlier converted, redeemed or repurchased;

•
will be issued in denominations of $1,000 and multiples of $1,000; and

•
will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See "—Book-entry, settlement and clearance."

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted initially at a conversion rate of             shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will deliver shares of our common stock, cash or a combination of cash and common stock, at our election, as described below under "Conversion rights—Payment upon conversion." You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under "Fundamental change permits holders to require us to purchase notes" and "Consolidation, merger and sale of assets" below and except for the provisions set forth under "Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change and a notice of redemption," the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and, if permissible as a "qualified reopening" for U.S. federal income tax purposes, with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders. Any notes purchased by us will be deemed to be no longer outstanding under the indenture.

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of and interest on (including any additional interest), notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable

(i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption or surrendered for conversion.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear cash interest at a rate of             % per year until maturity. Interest on the notes will accrue from June     , 2009 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 1 and December 1 of each year, beginning December 1, 2009. We will pay additional interest, if any, under the circumstances described under "—Events of default."

Interest will be paid to the person in whose name a note is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the stated maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Our ability to pay interest (including any additional interest as described below) is limited under certain circumstances. We are prohibited from making a cash interest payment on the notes if: (i) our average liquidity (calculated as the sum of borrowing availability under our senior credit facility and our and our subsidiaries' unrestricted cash and cash equivalents on deposit in accounts subject to control agreements in favor of the lenders under our senior credit facility) for the 30-day period before, and our liquidity immediately after, any such interest payment is less than $30 million or (ii) any default or event of default under the senior credit facility exists before, or is continuing immediately after, any such interest payment.

All references to "interest" in this prospectus supplement are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable, as described under "—Events of default."

Ranking

The notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The notes will effectively rank junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The notes will be structurally junior to all existing and future indebtedness incurred by our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of January 31, 2009, we had $70 million of secured indebtedness outstanding, consisting of our senior credit facility. All of our outstanding indebtedness is secured by substantially all of the assets of Take-Two Interactive Software, Inc. and the guarantor subsidiaries under our senior credit facility and the equity of our U.S., Canadian, U.K. and Swiss subsidiaries. In addition, we have granted a security interest in connection with certain compensatory arrangements. Such secured indebtedness will effectively rank senior to the notes to the extent of the value of the assets securing such indebtedness. There are also limits on our ability to incur debt that will rank senior to our secured indebtedness. After giving pro forma effect to the sale of the notes (assuming no exercise of the underwriters' over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $170 million.

Optional redemption

No sinking fund is provided for the notes. Prior to June 5, 2012, the notes will not be redeemable. On or after June 5, 2012, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption to holders exceeds 150% of the conversion price in effect on each such trading day, we may redeem for cash all, but not less than all, of the notes, upon not less than 55 scheduled trading days' nor more than 90 calendar days' notice before the redemption date to the trustee, the paying agent and each holder of notes; provided that we may not redeem the notes if the redemption date would be after the maturity date.

The redemption price for the notes will be 100% of the principal amount of notes to be redeemed, plus all accrued and unpaid interest, and additional interest, to, but excluding, the redemption date, unless the redemption date falls after a record date but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest, including any additional interest, to the holder of record as of the close of business on such record date and the redemption price will be 100% of the principal amount of notes to be redeemed. The redemption date must be a business day.

With respect to any notes that are converted following our notice of redemption, we will increase the conversion rate for the notes so surrendered for conversion by a number of additional shares as described under "—Conversion rights—Adjustment to shares delivered upon a make-whole fundamental change and a notice of redemption."

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date. Also, absent a waiver, our senior credit facility, which expires on July 3, 2012, prohibits us from redeeming the notes for cash.

Conversion rights

General

Prior to the close of business on the business day immediately preceding December 1, 2013, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings "—Conversion upon satisfaction of sale price condition," "—Conversion upon notice of redemption," "—Conversion upon satisfaction of trading price condition" and "—Conversion upon specified corporate transactions." On and after December 1, 2013, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date. The conversion rate will initially be             shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of common stock). Upon conversion of a note, we will have the right to deliver shares of our common stock, cash or a combination of cash and shares of our common stock, at our election, equal to the conversion rate of each $1,000 principal amount of notes converted.

A holder may convert fewer than all of such holder's notes so long as the notes converted are a multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase election.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. Our delivery to you of the consideration due upon conversion as described herein will be deemed to satisfy in full our obligation to pay:

•
the principal amount of the note; and

•
accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•
for conversions following the record date immediately preceding the maturity date;

•
if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•
if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•
to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:

(i) Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding December 1, 2013, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after July 31, 2009 if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded.

If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or a similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

"Trading day" means a day on which (i) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, "trading day" means a "business day."

(ii) Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding December 1, 2013, a holder of notes may surrender its notes for conversion during the five business day period after any ten consecutive trading day period (the "measurement period") in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such date.

The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we fail to do so. The company will initially act as the bid solicitation agent.

The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders.

(iii) Conversion upon notice of redemption

If we call the notes for redemption, holders may convert their notes at any time prior to the close of business on the third scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time, after which time the holder's right to convert will expire unless we default in the payment of the redemption price. With respect to any notes that are converted following our notice of redemption, we will increase the conversion rate for the notes so surrendered for conversion by a number of additional shares as described under "—Adjustment to shares delivered upon a make-whole fundamental change and a notice of redemption" below.

(iv) Conversion upon specified corporate transactions

Certain distributions

If we elect to:

•
issue to all or substantially all holders of our common stock certain rights or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance; or

•
distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, we must notify the holders of the notes at least 55 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

"Ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

Certain corporate events

If a transaction or event that constitutes a "fundamental change" (as defined under "—Fundamental change permits holders to require us to purchase notes") or a "make-whole fundamental change" (as defined under "—Adjustment to shares delivered upon conversion upon a make-whole fundamental change and a notice of redemption") occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under "—Fundamental change permits holders to require us to purchase notes," or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date which is 55 scheduled trading days prior to the anticipated effective date of the transaction until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change purchase date (as defined below). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 55 scheduled trading days prior to the anticipated effective date of such transaction.

(v) Conversions on or after December 1, 2013

On or after December 1, 2013, a holder may convert any of its notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC's procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest (including additional interest, if any) payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•
complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•
deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•
if required, furnish appropriate endorsements and transfer documents;

•
if required, pay all transfer or similar taxes; and

•
if required, pay funds equal to interest (including additional interest, if any) payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures described above is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under "—Fundamental change permits holders to require us to purchase notes" with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon conversion

General

Upon conversion, we will deliver to holders, at our election and in full satisfaction of our conversion obligation:

•
shares of our common stock, together with cash in lieu of fractional shares as described below, which we refer to as a "physical settlement";

•
a cash payment without any delivery of shares of our common stock, which we refer to as a "cash settlement"; or

•
a combination of cash and shares of our common stock, together with cash in lieu of fractional shares as described below, which we refer to as "combination settlement".

We refer to each of a physical settlement, cash settlement or combination settlement as the "settlement method."

For conversions:

•
that occur prior to December 1, 2013, and provided that we have not called the notes for redemption as described under "—Optional redemption" above, by the close of business on the business day following the conversion date, we will notify you of the relevant settlement method and, if we elect a combination settlement, the dollar amount of the conversion obligation (the "cash amount") that will be settled in cash;

•
that occur after a redemption notice, we will notify you of the relevant settlement method and, if applicable, the cash amount in our notice of redemption (which will apply to all such conversions, even if we have specified a settlement method and cash amount for conversions that occur after December 1, 2013 as described in the bullet below);

•
that occur after December 1, 2013, we will notify you of the relevant settlement method and, if applicable, the related cash amount, by notice on or prior to December 1, 2013 (which will apply to all conversions following December 1, 2013, unless we call the notes for redemption, in which case the settlement method and related cash amount in our redemption notice will apply).

Any such notice of a settlement method may not be revoked.

Absent a waiver, our senior credit facility, which expires on July 3, 2012, prohibits us from delivering cash in settlement in full or in part of our conversion obligation.

If we do not specify a settlement method as described above, then physical settlement will apply.

Each conversion of notes will be deemed to have been effected on the relevant conversion date, and with respect to any shares of common stock that are issuable upon such conversion:

•
if physical settlement applies, the person in whose name the certificate or certificates for such shares will be registered will become the holder of record of such shares as of the close of business on the conversion date; and

•
if combination settlement applies, the person in whose name the certificate or certificates for such shares will be registered will become the holder of record of such shares as of the close of business on the last trading day of the related observation period.

Physical settlement

If a physical settlement applies to any notes tendered for conversion, we will deliver, for each $1,000 principal amount of notes, a number of shares of our common stock equal to the conversion rate, together with cash in lieu of fractional shares as described below. Except as described under "—Adjustment to shares delivered upon conversion upon a make-whole fundamental change and a notice of redemption," we will deliver the shares (1) on the third business day following the conversion date, in the case of a physical settlement with respect to a conversion date (A) on or prior to the business day immediately preceding December 1, 2013 or (B) that occurs after we have mailed a notice of redemption, as described under "—Optional redemption" above or (2) on the third business day following the last day of the applicable observation period, in the case of a physical settlement with respect to a conversion date on or after December 1, 2013 in the case where we have not delivered a notice of redemption, as described under "—Optional redemption" above.

Cash settlement

If a cash settlement applies to any notes tendered for conversion, we will deliver, for each $1,000 principal amount of notes, a cash payment equal to the sum of the daily conversion values for each trading day during the relevant observation period. Except as described under "—Adjustment to shares delivered upon conversion upon a make-whole fundamental change and a notice of redemption," we will make such payment on the third business day following the last day of the applicable observation period.

Combination settlement

If a combination settlement applies to any notes tendered for conversion, we will deliver, for each $1,000 principal amount of notes, the sum of the daily settlement amounts for each trading day during the relevant observation period, which will be:

•
cash in an amount equal to the lesser of (i) 2% of the cash amount specified by us in the notice regarding our chosen settlement method (the "daily cash amount") and (ii) the daily conversion value on such day; and

•
if the daily conversion value on such day exceeds the daily cash amount, a number of shares of our common stock (together with cash in lieu of any fractional shares) equal to, (i) the difference between such daily conversion value and the daily cash amount, divided by (ii) the daily VWAP on such trading day.

Except as described under "—Adjustment to shares delivered upon conversion upon a make-whole fundamental change and a notice of redemption," we will deliver the cash and shares of our common stock on the third business day following the last day of the applicable observation period.

Fractional shares

We will deliver cash in lieu of any fractional share of common stock issuable in connection with the delivery of any shares as described above. If physical settlement applies, the amount of cash will be based on the last reported sale price of our common stock on the relevant conversion date. If any other settlement method applies, the amount of cash will be based on the daily VWAP on the last day of the applicable observation period.

Definitions

As used herein:

"Daily conversion value" means, for each of the 50 consecutive trading days during the observation period, 2% of the product of (1) the conversion rate on such day and (2) the daily VWAP of our common stock on such day.

"Daily VWAP" means, for each of the 50 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page "TTWO.UQ <equity> AQR" (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

"Observation period" with respect to any note means:

•
if the relevant conversion date occurs prior to December 1, 2013 and a cash settlement or a combination settlement applies and we have not delivered a notice of redemption as described under "—Optional redemption" above, the 50 consecutive trading-day period beginning on and including the second trading day after the related conversion date;

•
if the relevant conversion date occurs on or after December 1, 2013 and we have not delivered a notice of redemption as described under "—Optional redemption" above, and regardless of the settlement method, the 50 consecutive trading days beginning on and including the 52nd scheduled trading day immediately preceding the maturity date; and

•
if the relevant conversion date occurs on or after the date we have delivered a notice of redemption as described under "—Optional redemption" above (even if after December 1, 2013) and a cash settlement or combination settlement applies, the 50 consecutive trading days beginning on and including the 52nd scheduled trading day immediately preceding the redemption date.

For the purposes of determining payment upon conversion only, "trading day" means a day on which (i) there is no "market disruption event" (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, "trading day" means a "business day."

"Scheduled trading day" means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, "scheduled trading day" means a business day.

For the purposes of determining payment upon conversion, "market disruption event" means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any of the adjustments to the conversion rate referred to in clauses (1) (but only with respect to a dividend or distribution), (2), (3) or (4) below if holders of the notes participate, at the same time as holders of our common stock and as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held the full number of shares of common stock underlying their notes.

As used below, the "adjustment date" for any issuance, dividend or distribution means the ex-dividend date for such issuance, dividend or distribution.

(1)
If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1 OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the adjustment date, or immediately prior to the open of business on the effective date of such share split or combination, as applicable

CR1 = the conversion rate in effect immediately after the open of business on such adjustment date or effective date

OS0 = the number of shares of our common stock outstanding immediately prior to such adjustment date or effective date; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

(2)
If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1	=	CR0	×	OS0 + X OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the adjustment date for such issuance;

CR1 = the conversion rate in effect immediately after the open of business on such adjustment date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3)
If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding

•
dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•
dividends or distributions paid exclusively in cash (as set forth below in clause (4)); and

•
spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0-FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the adjustment date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such adjustment date;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the adjustment date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the adjustment date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, in each case listed on a national securities exchange (a "spin-off") the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	FMV0 + MP0 MP0

where,

CR0 = the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 = the conversion rate in effect immediately after the end of the valuation period;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the ex-dividend date of the spin-off (the "valuation period"); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion as to which a cash settlement or combination settlement applies during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the applicable conversion rate.

(4)
If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0-C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the adjustment date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the adjustment date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the adjustment date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5)
If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	AC + (SP1 × OS1) OS0 × SP1

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 = the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion as to which a cash settlement or combination settlement applies within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Events that will not result in adjustments; other adjustment provisions

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split or share combination).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if the Board determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see "Certain United States federal income tax considerations."

We do not currently have a rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•
for a change in the par value of the common stock; or

•
for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate that we elect not to make and take them into account upon (1) any observation period with respect to a conversion payment (or, in the case of a physical settlement, any conversion date), (2) our notice of redemption (as described under "—Optional redemption"), (3) the occurrence of fundamental change (as described under "—Fundamental change permits holders to require us to purchase notes"), (4) maturity and (5) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion rate by at least 1%.

Notwithstanding the conversion rate adjustment provisions above, if any conversion rate adjustment becomes effective, or any ex-dividend date relating to a required conversion rate adjustment occurs, during the period beginning on a conversion date and ending on the close of business on the last trading day of the corresponding observation period, the Board will make adjustments to the conversion rate or the amount of cash or number of shares of common stock issuable upon conversion of the notes, as may be necessary or appropriate to effect the intent of the foregoing conversion rate adjustments to avoid unjust or inequitable results, as determined in good faith by the Board. Any adjustment made pursuant to this paragraph will apply in lieu of the adjustment or other term that would otherwise be applicable. In addition, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes would become the record holder of shares of our common stock as of the related conversion date as described under "—Payment upon conversion—General" above based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the conversion rate adjustment provisions above, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be deemed to be the record owner of shares on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•
any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•
any consolidation, merger or combination involving us,

•
any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•
any statutory share exchange,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the "reference property") upon such transaction. However, at and after the effective time of the transaction (x) the amount otherwise payable in cash upon conversion of the notes as set forth under "—Payment upon conversion" above will continue to be payable in cash, (y) the number of shares of our common stock otherwise deliverable upon conversion of the notes as set forth under "—Payment upon conversion" above will be instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to shares delivered upon conversion upon a make-whole fundamental change and a notice of redemption

If:

•
a "fundamental change" (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in clause (2) of the definition thereof, a "make-whole fundamental change") occurs and a holder elects to convert its notes in connection with such make-whole fundamental change; or

•
we give notice of our right to redeem all but not part of the notes as described under "—Optional redemption" above and a holder elects to convert its notes in connection with such redemption;

then, in each case, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the "additional shares"), as described below. A conversion of notes will be deemed for these purposes to be "in connection with" such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change). A conversion of notes will be deemed for these purposes to be "in connection" with a redemption of the notes if the holder converts such notes on a date from, and including, the date we give holders notice of redemption up to, and including, the third scheduled trading day prior to the redemption date.

Upon surrender of notes or conversion in connection with a make-whole fundamental change or redemption, we will deliver a number of additional shares of our common stock, cash or a combination of cash and shares of common stock as described under "—Conversion rights—Payment upon conversion." However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the "stock price" (as defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described in this section) multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective or the date upon which we give our notice of redemption (the "effective date") and the price (the "stock price") paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, and in the case of a conversion upon our notice of redemption, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change or the date on which we give our notice to redeem the notes, as the case may be.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "—Conversion rate adjustments."

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock price
Effective date	$	$	$	$	$	$	$	$	$	$	$	$	$

June , 2009
June 1, 2010
June 1, 2011
June 1, 2012
June 1, 2013
June 1, 2014

The exact stock prices and effective dates may not be set forth in the table above, in which case

•
If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•
If the stock price is greater than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•
If the stock price is less than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed             per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "—Conversion rate adjustments."

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to purchase notes

If a "fundamental change" (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest (including additional interest, if any) to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)   a "person" or "group" within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; or

(2)   consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

(3)   our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)   our common stock (or other common stock, American Depositary Receipts or American Depositary Shares underlying the notes) ceases to be listed or quoted on The New York Stock Exchange or The NASDAQ Global Market.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock, American Depositary Receipts or American Depositary Shares traded on The New York Stock Exchange or The NASDAQ Global Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under "—Conversion rights—Payment upon conversion").

On or before the 10th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•
the events causing a fundamental change;

•
the date of the fundamental change;

•
the last date on which a holder may exercise the repurchase right;

•
the fundamental change purchase price;

•
the fundamental change purchase date;

•
the name and address of the paying agent and the conversion agent, if applicable;

•
if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•
if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•
the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased,

duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•
if certificated, the certificate numbers of your notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

•
the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•
that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall state:

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the principal amount of the withdrawn notes;

•
if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•
the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•
the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•
all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•
comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•
file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be purchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See "Risk factors—Risks relating to the notes and our common stock—The repurchase right in the notes triggered by a fundamental change could discourage a potential acquiror."

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See "Risk factors—Risks relating to the notes and our common stock—Even if so permitted under the terms of our existing or future credit agreements, we may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes." If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The indenture provides that the Company shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes and the indenture; (ii) if as a result of such transaction the notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of the Company or such successor under the notes and the supplemental indenture; and (iii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of default

Each of the following is an event of default:

(1)   default in any payment of interest, including any additional interest, on any note when due and payable and the default continues for a period of 30 days;

(2)   default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration or otherwise;

(3)   failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder's conversion right and such conversion default is not cured or such conversion is not rescinded within five days;

(4)   failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under "—Conversion upon specified corporate transactions," in each case when due;

(5)   failure by the Company to comply with its obligations under "—Consolidation, merger and sale of assets;"

(6)   failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7)   default by the Company or any of its significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10 million in the aggregate of the Company and/or any significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable (unless rescinded) or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(8)   certain events of bankruptcy, insolvency, or reorganization of the Company or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X;

(9)   a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest (including additional interest, if any) on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we so elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) our failure to comply with our obligations as set forth under "—Reports" below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the 60-day period beginning on, and including, the occurrence of such an event of default during which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 61st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 61st day), the notes will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election prior to the beginning of such 60-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (though the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest, or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, or the right to receive payment or delivery of the consideration due upon consideration, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)   such holder has previously given the trustee notice that an event of default is continuing;

(2)   holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)   such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)   the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest (including additional interest, if any) on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)   reduce the amount of notes whose holders must consent to an amendment;

(2)   reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3)   reduce the principal of or extend the stated maturity of any note;

(4)   make any change that adversely affects the conversion rights of any notes;

(5)   reduce the redemption price or the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company's obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)   make any note payable in money other than that stated in the note;

(7)   change the ranking of the notes if such change would adversely affect the rights of holders;

(8)   impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

(9)   make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

Without the consent of any holder, the Company and the trustee may amend the indenture to:

(1)   cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

(2)   provide for the assumption by a successor corporation of the obligations of the Company under the indenture;

(3)   increase the conversion rate of the notes;

(4)   add guarantees with respect to the notes;

(5)   secure the notes;

(6)   add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(7)   make any change that does not adversely affect the rights of any holder;

(8)   comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(9)   conform the provisions of the indenture to the "Description of notes" section in this prospectus supplement.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and/or (in the case of conversion) shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest (including additional interest, if any) payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR. We also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Trustee

The Bank of New York Mellon is the trustee, security registrar, paying agent and conversion agent. The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the "global notes"). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

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upon deposit of a global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

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ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

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a limited purpose trust company organized under the laws of the State of New York;
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a "banking organization" within the meaning of the New York State Banking Law;
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a member of the Federal Reserve System;
•
a "clearing corporation" within the meaning of the Uniform Commercial Code; and
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a "clearing agency" registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

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will not be entitled to have notes represented by the global note registered in their names;

•
will not receive or be entitled to receive physical, certificated notes; and

•
will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest (including additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

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DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

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DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•
an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Description of convertible note hedge and warrant transactions

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with affiliates of J.P. Morgan Securities Inc. and Barclays Capital Inc. (the "hedge counterparties"). The convertible note hedge transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also expect to enter into warrant transactions with the hedge counterparties whereby we will sell to the hedge counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of our common stock.

We intend to use approximately $13.5 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds from the sale of the warrants). If the underwriters exercise their over-allotment option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected generally to reduce the potential dilution upon conversion of the notes in the event that the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants, there would nevertheless be dilution to the extent that such market price exceeds the strike price of the warrants.

We will not be required to make any cash payments to the hedge counterparties or their respective affiliates upon the exercise of the options that are a part of the convertible note hedge transactions, but will be entitled to receive from it or them, as the case may be, a number of shares of our common stock, an amount of cash or a combination of cash and shares of our common stock generally based on the amount by which the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under the convertible note hedge transactions. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants during the measurement period at the maturity of the warrants, we will owe the hedge counterparties and/or their respective affiliates a number of shares of our common stock in an amount based on the excess of such market price per share of our common stock over the strike price of the warrants.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the hedge counterparties, are not part of the terms of the notes and will not change the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

For a discussion of the potential impact of any market or other activity by the hedge counterparties and/or their respective affiliates in connection with these convertible note hedge and warrant transactions, see "Underwriting—Convertible note hedge and warrant transactions" and "Risk factors—Risks relating to the notes and the common stock—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock."

 Certain U.S. federal income tax considerations

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes and of the ownership and disposition of common stock received upon a conversion of the notes, and does not purport to be a complete analysis of all potential tax effects. This discussion only applies to initial holders of notes who purchase notes at the "issue price", which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. This discussion assumes that each holder holds the notes and common stock received upon a conversion of the notes as a capital asset.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

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certain financial institutions;

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tax-exempt organizations;

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insurance companies;

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dealers in securities;

•
persons holding notes or common stock as part of a hedge or other integrated transaction;

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U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

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partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

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persons that own, or are deemed to beneficially own, more than 5% of the fair market value of the notes or more than 5% of our common stock; or

•
persons subject to the alternative minimum tax.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

We have not sought, nor will we seek, any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or common stock or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

U.S. Holders

As used herein, "U.S. Holder" means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

•
an individual that is a citizen or resident of the United States;

•
a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Interest

It is expected that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for U.S. federal income tax purposes.

Sale, exchange or redemption of the notes

Upon the sale, exchange or redemption of a note (other than a conversion), a U.S. Holder will generally recognize gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest, which is taxable as ordinary income if not previously included in income) and (2) such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will be the U.S. Holder's cost therefor, plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in "—Constructive Distributions" below. Such recognized gain or loss generally will be capital gain or loss, and if the U.S. Holder is an individual that has held the note for more than one year, such capital gain will generally be subject to tax at long-term capital gain rates. A U.S. Holder's ability to deduct capital losses may be limited.

Conversion of notes for cash

A conversion of a note in exchange solely for cash will be treated as a taxable sale or exchange of the note, as described above under "—Sale, exchange or redemption of the notes."

Conversion of the notes for common stock

If we elect to satisfy our conversion obligation entirely in shares of our common stock, a U.S. Holder's conversion of a note will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder's tax basis in the fractional share) and except that the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above). A U.S. Holder's tax basis in the common stock received (other than common stock received with respect to accrued interest) will be the same as the U.S. Holder's basis in the note at the time of conversion, reduced by any basis allocated to a fractional share. The U.S. Holder's holding period for the common stock received (other than common stock received with respect to accrued interest) will include the U.S. Holder's holding period for the note converted. A U.S. Holder's tax basis in any common stock received with respect to accrued interest will equal the fair market value of the stock received, and the holding period for such common stock will begin on the day following the date of receipt.

Conversion of the notes for cash and common stock

If a U.S. Holder receives a combination of common stock and cash (other than cash received in lieu of a fractional share) upon conversion of a note, the treatment of the U.S. Holder will depend on whether the notes are treated as "securities" for U.S. federal income tax purposes. It is unclear whether the notes qualify as "securities," and holders are encouraged to consult their own tax advisor regarding that determination. If the notes are treated as "securities," a U.S. Holder generally will not recognize loss, but will recognize gain, if any, on a note so converted, in an amount equal to the lesser of (i) the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) minus the holder's adjusted tax basis in the notes converted (excluding the portion of the tax basis that is allocable to any fractional share) and (ii) the amount of cash received (other than cash attributable to accrued interest or cash received in lieu of a fractional share). Such gain generally will be capital gain and will be long-term capital gain if the note has been held for at least one year at the time of the conversion. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share is equal to the difference between the amount of cash a U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder's tax basis in the note that is allocable to the fractional share.

The U.S. Holder's aggregate tax basis in the common stock received (other than stock received with respect to accrued interest) will equal the holder's adjusted tax basis in the note converted (excluding tax basis allocable to any fractional share), increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in respect of accrued interest or a fractional share). The U.S. Holder's holding period for shares of common stock (other than common stock received with respect to accrued interest) will include the period during which the holder held such note. A U.S. Holder's tax basis in any common stock received with respect to accrued interest will equal the fair market value of the stock received, and the holding period for such common stock will begin on the day following the date of receipt.

If the notes are not treated as securities, the treatment of a conversion in which a U.S. Holder receives a combination of common stock and cash is unclear. The transaction might be viewed as consisting of a nontaxable exchange of a portion of each note for common stock (other than common stock attributable to accrued interest) and a taxable exchange of the remaining portion of each note for cash. Alternatively, the transaction might be viewed as a fully taxable exchange of the entire note for a combination of cash and common stock. U.S. Holders should consult their own advisors concerning the tax treatment to them if the notes are converted for a combination of our common stock and cash.

Constructive distributions

Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion rate of such instrument is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be considered to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of cash distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received constructive distributions in amounts based on the value of such holders' increased interests in our equity resulting from such adjustments, which will be taxable in the same manner as an actual distribution as described below under "—Distributions on common stock." The amount of any such distribution will be treated as a distribution to a stockholder with the tax consequences described below in "Distributions on Common Stock" except that it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or the dividend received deductions. In certain circumstances the failure of the notes to provide for such an adjustment may result in a deemed distribution to the holders of the notes, if, as a result of such failure, the proportionate interest of the note holders in the assets or earnings of the Company is increased. In addition, an increase in the conversion rate for notes converted in connection with a make-whole fundamental change or redemption may be treated as a taxable distribution.

Contingent payments

In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes, which may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." We believe there is only a remote possibility that we will be obligated to make any such contingent payments on the notes and therefore intend to take the position that the notes should not be treated as contingent payment debt instruments. Assuming such position is respected, a U.S. Holder would be required to include the amount of any such payments in income as ordinary interest income at the time such payments are received or accrued in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of such payments, U.S. Holders might, among other things, be required to accrue interest income at higher rates than the stated interest rate on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. Purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Distributions on common stock

Distributions, if any, paid or deemed paid on our common stock (or deemed distributions on the notes as described above under "—Constructive distribution") generally will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined for

U.S. federal income tax purposes. Subject to certain limitations, dividends paid to individual U.S. Holders before January 1, 2011 are taxed at the rates applicable to long-term capital gains and dividends paid to corporate U.S. Holders qualify for the dividends received deduction. Distributions on our common stock that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing the holder's tax basis in the shares of common stock and, thereafter as a capital gain from the sale or exchange of such stock.

Sale or exchange of common stock

Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the cash and the fair market value of any property received on the sale or exchange and (2) such U.S. Holder's tax basis in the common stock. The holder's tax basis in the common stock received upon conversion will be determined in the manner described above under "—Conversion of the notes for common stock" or "—Conversion of the notes for cash and common stock," as applicable. Any capital gain or loss recognized by a holder will be long-term capital gain or loss if the common stock was held for more than one year. Long-term capital gain of an individual U.S. Holder is eligible for a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information returns will be filed with the IRS in connection with payments on the notes, dividends on our common stock and the proceeds from a sale or other disposition of the notes or our common stock. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. For these purposes, a "Non-U.S. Holder" is a beneficial owner of a note that is for U.S. federal income tax purposes:

•
an individual who is classified as a nonresident for U.S. federal income tax purposes;
•
a foreign corporation; or
•
a foreign estate or trust.

"Non-U.S. Holder" does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Interest

Subject to the discussion of backup withholding below, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•
such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•
such holder is not a controlled foreign corporation that is related to us directly or constructively through stock ownership;

•
such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•
such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•
we, or our paying agent, receive appropriate documentation (generally an IRS Form W-8BEN or W-8ECI) establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest on the notes.

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, subject to the provisions of an applicable income tax treaty, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale, exchange or other disposition of the notes or shares of common stock

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a note or shares of our common stock generally will not be subject to U.S. federal income tax, unless:

•
such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, subject to an applicable income tax treaty providing otherwise; or

•
we are or have been a U.S. real property holding corporation as defined below, at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter, and the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

Except to the extent that an applicable income tax treaty provides otherwise, a Non-U.S. Holder whose gain with respect to a note or common stock is effectively connected with the conduct of a trade or business in the United States by such holder will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate).

Conversion of the notes

A Non-U.S. Holder's conversion of a note into common stock generally will not be a taxable event, except to the extent a holder receives common stock attributable to accrued interest which will be taxable as described above under "—Non-U.S. Holders—Interest." However, to the extent that a Non-U.S. Holder receives cash in lieu of a fractional share upon conversion or cash in exchange for the notes, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of notes or shares of common stock. Any cash received with respect to accrued interest will be treated as such and taxable as described above under "—Non-U.S. Holders—Interest."

Dividends

Dividends (including deemed dividends on the notes described above under "—U.S. Holders—Constructive distributions") paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In the case of a deemed dividend, because such deemed dividends will not give rise to any cash from which any applicable withholding tax can be satisfied, a Non-U.S. Holder may be subject to withholding tax with respect to any such deemed dividend against cash payments of interest or from cash or shares of our common stock otherwise deliverable to a Non-U.S. Holder upon conversion, redemption or repurchase of a note. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

Information reporting and backup withholding

Information returns will be filed with the IRS in connection with payments on the notes and the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Description of capital stock

Our authorized capital stock as stated in our Restated Certificate of Incorporation consists of 150,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The following summary of our common stock and preferred stock is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by provisions of our Restated Certificate of Incorporation and Amended and Restated By-laws, which are incorporated by reference into this prospectus supplement, and by applicable provisions of Delaware law.

Common stock

As of May 20, 2009, there were approximately 80,214,724 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held in the election of directors and on all matters submitted to a vote of stockholders and do not have cumulative voting rights. However, the voting standard for the election of directors is a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted "for" a director must exceed the number of votes cast "against" that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality of the votes cast. Holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably the dividends, if any, as may be declared by our Board out of funds legally available therefor. If we are liquidated, dissolved or wound-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of, or adequate provision for, all of our debts and other liabilities, subject to prior and superior rights of the holders of preferred stock.

Preferred stock

Our Board, without further stockholder authorization, is authorized to issue, from time to time, up to 5,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in any of these series and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on our common stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of the Board to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the Board has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

There are currently no shares of preferred stock outstanding.

 Description of other indebtedness

Senior credit facility

In July 2007, we entered into a credit agreement with Wells Fargo Foothill, Inc. which was amended and restated in November 2007 (as amended to the date of this prospectus supplement, the "Credit Agreement"). The Credit Agreement provides for borrowings of up to $140 million and is secured by substantially all of our assets and the equity of our subsidiaries. The Credit Agreement expires on July 3, 2012. Revolving loans under the Credit Agreement bear interest at our election of (a) 2.00% to 2.50% above a certain base rate (8.00% at January 31, 2009), or (b) 3.25% to 3.75% above the LIBOR Rate with a minimum 4.00% LIBOR Rate (7.25% at January 31, 2009), with the margin rate subject to the achievement of certain average liquidity levels. We are also required to pay an annual fee on the unused available balance, ranging from 0.25% to 0.75% based on amounts borrowed.

We had borrowings outstanding of $70 million at January 31, 2009 and October 31, 2008 and had $58.44 million and $28.964 million available for borrowings, respectively. We had $11.56 million of letters of credit outstanding at January 31, 2009 and October 31, 2008 and were in compliance with all covenants and requirements in the Credit Agreement. We recorded $1.796 million and $0.779 million of interest expense and fees related to the Credit Agreement for the periods ended January 31, 2009 and 2008, respectively.

Availability under the Credit Agreement is restricted by our domestic and United Kingdom based accounts receivable and inventory balance. The Credit Agreement also allows for the issuance of letters of credit in an aggregate amount of up to $25 million. Outstanding letters of credit reduce availability under the revolving line of credit.

The Credit Agreement substantially limits our and our subsidiaries' ability to: create, incur, assume or be liable for indebtedness; dispose of assets outside the ordinary course; acquire, merge or consolidate with or into another person or entity; create, incur or allow any lien on any of their respective properties; make investments; or pay dividends or make distributions (each subject to certain limitations). In particular, we are prohibited from making any cash interest payments on the notes (including any additional interest) if: (i) our average liquidity (calculated as the sum of borrowing availability under our senior credit facility and our and our subsidiaries' unrestricted cash and cash equivalents on deposit in accounts subject to control agreements in favor of the lenders under our senior credit facility) for the 30-day period before, and our liquidity immediately after, any such interest payment is less than $30 million or (ii) any default or event of default under the senior credit facility exists before, or is continuing immediately after, any such interest payment. See "Risk factors—Risks relating to the notes and our common stock—Our senior credit facility may limit our ability to pay interest on the notes." Absent a waiver, the Credit Agreement also prohibits us from redeeming the notes pursuant to our optional redemption right, which right is exercisable on or after June 5, 2012, and from delivering cash upon a repurchase of the notes or in settlement in full or in part of our conversion obligation.

In addition, the Credit Agreement provides for certain events of default such as nonpayment of principal and interest, breaches of representations and warranties, noncompliance with covenants, acts of insolvency, default on indebtedness held by third parties and default on certain material contracts (subject to certain limitations and cure periods). The Credit

Agreement also contains a requirement that we maintain an interest coverage ratio of more than one to one for the trailing twelve month period, if the liquidity of our domestic operations falls below $30 million (including available borrowings under the senior credit facility), based on a 30-day average.

Debt issuance costs capitalized in connection with the Credit Agreement totaled $2.77 million and are being amortized over the five year term of the senior credit facility. Amortization related to these costs is included in interest expense in the consolidated statements of operations.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and J.P. Morgan Securities Inc. and Barclays Capital Inc., as representatives of the underwriters listed below, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the principal amount of the notes set forth opposite the names of the underwriters below.

Name	Principal amount

J.P. Morgan Securities Inc.	$
Barclays Capital Inc.	$
Citigroup Global Markets Inc.	$
Total	$100,000,000

The underwriters are offering the notes subject to acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the over-allotment option described below.

The underwriters initially propose to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted the underwriters a 13-day option to purchase up to an additional $15,000,000 aggregate principal amount of notes from us to cover sales of notes that exceed the principal amount of notes specified above. If any additional notes are purchased with this over-allotment option, the underwriters will offer such additional notes on the same terms as those on which the notes are being offered.

The following table shows the total underwriting discounts and commissions to be paid to the underwriters by us in respect of the notes. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to an additional $15,000,000 aggregate principal amount of the notes.

Paid by Take-Two Interactive Software, Inc.
	No exercise	Full exercise

Total	$	$

In addition, we estimate that the expenses of this offering payable by us, other than underwriting discounts and commissions, will be approximately $600,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

We have agreed that, for a period of 90 days from the date of the underwriting agreement, we will not, without the prior consent of J.P. Morgan Securities Inc. and Barclays Capital Inc.:

•
offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•
enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or other such securities, in cash or otherwise.

The above restrictions will not apply to (1) the issuance of shares of common stock by us upon conversion of the notes, if applicable; (2) the grant of options or other equity-based awards for common stock pursuant to employee benefit plans existing on the date of the underwriting agreement; or (3) the issuance of shares of common stock issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the underwriting agreement.

Our directors and our executive officers have agreed that, for a period of 90 days from the date of the underwriting agreement, they will not, without the prior consent of J.P. Morgan Securities Inc. and Barclays Capital Inc.:

•
offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•
enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•
make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock;

whether any transaction described above is to be settled by delivery of common stock or other such securities, in cash or otherwise.

Notwithstanding the above, our directors and executive officers may (i) transfer or sell common stock pursuant to any contract, instruction or plan complying with Rule 10b5-1 of the Regulations of the Securities Exchange Act of 1934, as amended, that has been entered into prior to the execution of the underwriting agreement; and (ii) transfer common stock by gift, will or intestacy; provided that, among other restrictions, in the case of clause (ii) above, each donee will sign a similar lock-up letter. In addition, one of our executive officers may sell up to 10,000 shares of common stock to pay taxes upon the vesting of restricted stock outstanding.

The price at which the notes are offered may be changed at any time without notice.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion without notice.

Accordingly, we cannot assure you that a liquid trading market will develop for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

All applicable securities laws and regulations in force shall be complied with, and any required consent, approval or permission for the purchase, offer, sale or delivery of such securities under the laws and regulations in force shall be obtained.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in the notes and shares of our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or shares of our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or shares of our common stock in the open market after the distribution has been completed in order to cover short positions.

Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it would otherwise be in the absence of those transactions.

Convertible note hedge and warrant transactions

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with affiliates of J.P. Morgan Securities Inc. and Barclays Capital Inc. (the "hedge counterparties"). The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. We also expect to enter into warrant transactions with the hedge counterparties. However, the warrant transactions could separately have a dilutive effect on our earnings per share to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants. The cost of the convertible note hedge transactions, after being partially offset by the proceeds from the sale of the warrants, will be approximately $13.5 million. If the underwriters exercise their over-allotment option, we may enter into additional convertible note hedge transactions and additional warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties and/or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or avoid a decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the impact of any market or other activity by the hedge counterparties in connection with these convertible note hedge and warrant transactions, see "Risk factors—Risks relating to the notes and our common stock—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock."

Other relationships

The underwriters and their affiliates have provided, and may in the future provide, various financial advisory, investment banking and commercial banking services for us and our affiliates in the ordinary course of business for which they have received or will receive customary fees and commissions.

Conflict of interest

This offering is being conducted in compliance with subparagraph 5110(h) of the FINRA Rules. In connection with the convertible note hedge and warrant transactions, affiliates of J.P. Morgan Securities Inc. and Barclays Capital Inc. will receive a portion of the net proceeds from this offering. Because the hedge counterparties will receive more than 10% of the net proceeds of this offering, they may be deemed to have a "conflict of interest" with us under Rule 5110 of the Financial Industry Regulatory Authority ("FINRA"). When a FINRA member with a conflict of interest participates in a public offering, that rule requires (subject to certain exceptions that are not applicable here) that the public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined in Rule 2720 of the NASD Conduct Rules, which are part of the FINRA Rules. In accordance with this rule, Citigroup Global Markets Inc. ("Citi") has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Citi has performed a due diligence investigation and participated in the preparation of this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus supplement is a part. We will pay Citi $10,000 for acting as qualified independent underwriter in connection with this offering. We have agreed to indemnify Citi against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

 Where you can find more information
and incorporation by reference

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at www.sec.gov. Our common stock is listed on The NASDAQ Global Select Market under the symbol "TTWO," and our SEC filings can also be read at the following address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we close this offering. We do not incorporate by reference any information in any future filings deemed furnished and not filed pursuant to applicable rules. The documents we incorporate by reference are:

•
Annual Report on Form 10-K for the fiscal year ended October 31, 2008;

•
Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2009;

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Current Reports on Form 8-K filed on January 16, 2009, April 1, 2009 and April 23, 2009;

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Definitive Proxy Statement for the 2008 annual meeting of stockholders, filed on March 2, 2009 and additional definitive proxy soliciting materials filed on March 2, 2009 and April 6, 2009; and

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the description of our Common Stock which is contained in our Registration Statement on Form 8-A, together with any amendment or report filed with the SEC for the purpose of updating this description.

The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, by contacting us at Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attention: General Counsel, telephone number (646) 536-2842.

Legal matters

The legality of the notes is being passed upon for Take-Two by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

 Experts

The consolidated financial statements of the Company included in the Company's Annual Report (Form 10-K) for the year ended October 31, 2008 and the effectiveness of the Company's internal control over financial reporting as of October 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Company management's assessment of the effectiveness of internal control over financial reporting as of October 31, 2008 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$150,000,000

Take-Two Interactive Software, Inc.

Common Stock

Debt Securities

        We may offer and sell from time to time our common stock, par value $.01 per share, and debt securities (which may be convertible into our common stock). We will determine when we sell securities, the amounts and types of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, dealers or agents or directly to purchasers. The aggregate offering price of the securities that we may issue under this prospectus will not exceed $150,000,000.

        We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet or other offering materials which will precede the prospectus supplement. The prospectus supplement or term sheet or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any supplement and any term sheet or other offering materials carefully before you invest.

        In each prospectus supplement or related term sheet or other offering materials, if any, we will include the following information:

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  The names of the underwriters, dealers or agents, if any, through which we will sell the securities;

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  The proposed amounts of securities, if any, which the underwriters will purchase;

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  The compensation, if any, of those underwriters, dealers or agents;

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  The major risk factors associated with the securities offered;

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  The initial public offering price of the securities, if there is one;

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  Information about securities exchanges or automated quotation systems on which the securities will be listed or traded; and

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  Any other material information about the offering and sale of the securities.

        Our common stock is listed on The NASDAQ Global Select Market under the symbol "TTWO."

        See "Risk Factors" in the accompanying prospectus supplement or in such other document we refer you to in the accompanying prospectus supplement for a discussion of certain risks that prospective investors should consider before investing in our securities.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved the securities we may be offering or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 27, 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus or any other information to which we have referred you. Take-Two Interactive Software, Inc. has not authorized any dealer, salesperson, or other person to provide you with different information or to make any representations in connection with an offer made by this prospectus other than those contained in it. If anyone provides you with different or inconsistent information or makes any such representation, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated herein by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we filed with the SEC. We may use it to sell any of the securities, or a combination of the securities, described in this prospectus from time to time in one or more offerings up to a total offering price of $150,000,000. This prospectus contains only a general description of the types of securities we may offer. Each time we propose to sell securities, we will file with the SEC a prospectus supplement that describes the specific securities that are being offered and the terms on which they are being offered. The prospectus supplement may also update or change information that is in this prospectus. Before purchasing our securities, you should read this prospectus and the prospectus supplement relating to the specific securities, as well as the information described under the heading "Where You Can Find Additional Information and Documents Incorporated by Reference."

        Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus or the applicable prospectus supplement. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to or solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The statements contained herein that are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "potential," "predicts," "projects," "seeks," "will" or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company's future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles for current generation platforms, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, our reliance on a primary distribution service provider for a significant portion of our products, our ability to raise capital if needed, risks associated with international operations, the matters relating to the investigation by a special committee of our board of directors of the Company's stock option grants and the claims and proceedings relating thereto (including stockholder and derivative litigation, actions by governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors) and risks associated with the Company's concluded process to evaluate its strategic alternatives including stockholder litigation arising therefrom. Other important factors and information are contained in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2008, in the section entitled "Risk Factors," as updated in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2009, and the Company's other periodic filings with the SEC. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

THE COMPANY

        We are a global publisher, developer and distributor of interactive entertainment software, hardware and accessories. Our publishing segment consists of our Rockstar Games, 2K Games, 2K Sports and 2K Play publishing labels. We develop, market and publish software titles for the leading gaming and entertainment hardware platforms including: Sony's PLAYSTATION®3("PS3") and PlayStation®2 ("PS2") computer entertainment systems; Sony's PSP® (PlayStation®Portable) ("PSP") system; Microsoft's Xbox 360® ("Xbox 360") video game and entertainment system; Nintendo's Wii® ("Wii") and DS® ("DS") systems; and for the PC and Games for Windows®. The installed base for the prior generation of console platforms, including PS2 ("prior generation platforms") is substantial. The release of the PS3, Xbox 360 and Wii platforms ("current generation platforms") has further expanded the video game software market. We are continuing to increase the number of titles released on the current generation platforms while also developing titles for certain prior generation platforms such as PS2 and DS given their significant installed base, as long as it is economically attractive to do so. Our distribution segment, which primarily consists of our Jack of All Games subsidiary, distributes our products as well as software, hardware and accessories produced by others to retail outlets in North America.

        Expanding gamer demographics have driven demand for interactive entertainment software in recent years, with video games becoming a mainstream entertainment choice for a maturing, sophisticated audience. According to the Entertainment Software Association, U.S. computer and video game software sales grew six percent in 2007 to $9.5 billion—more than tripling industry software sales since 1996. At least half of all Americans claim to play PC or video games, with an estimated 65% of heads of households playing games. The average game player is 35 years old and has been playing for nearly 13 years. The "Global Entertainment and Media Outlook: 2008-2012" published by PricewaterhouseCoopers' Global Entertainment and Media Practice estimates that the video game industry is expected to grow from $48.3 billion in global sales in 2008 to $68.3 billion in 2012, a compounded annual growth rate of approximately 10.3%. The largest category is console games, which is expected to grow from $27.8 billion in 2008 to $34.7 billion in 2012, a compounded annual growth rate of approximately 6.9%.

        The video game industry is cyclical and the installed base of hardware platforms has historically had a significant effect on the demand for gaming software. In 2008, we saw demand for prior generation gaming software diminish as consumers continued to upgrade to the current generation of hardware platforms. In fiscal 2008, we developed and published nine titles for PS3, ten titles for Xbox 360, nine titles for the Wii and ten titles for PS2.

        We endeavor to be the most creative, innovative and efficient company in our industry. Our strategy is to capitalize on the growth of the interactive entertainment market, particularly the expanding demographics of video game players, and focus on creating premium quality games and successful franchises for which we can create sequels.

        We were incorporated under the laws of the State of Delaware in 1993 and are headquartered in New York, New York with over 2,100 employees globally. Our telephone number is (646) 536-2842 and our website address is www.take2games.com. The information contained in our website is not a part of this prospectus.

        In this prospectus, unless otherwise specified, "Take-Two," "we," "us" and "our" refer to Take-Two Interactive Software, Inc. and its subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES

Three Months Ended January 31, 2009	Year Ended October 31,
	2008	2007	2006	2005	2004
—x	14.1x	—x	—x	9.8x	36.2x

        For the three months ended January 31, 2009 and for the years ended October 31, 2007 and 2006, we had earnings-to-fixed charges deficiencies of $51.4 million, $135.0 million and $191.0 million, respectively.

        For purposes of computing this ratio, "earnings" consist of income before income taxes plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness and the implied interest component of our rent obligations.

        There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges.

USE OF PROCEEDS

        When we offer particular securities, we will describe in the prospectus supplement relating to the securities how we intend to use the proceeds of the sale of those securities.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock as stated in our Restated Certificate of Incorporation consists of 150,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The following summary of our common stock is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by provisions of our Restated Certificate of Incorporation and Amended and Restated By-laws, which are incorporated by reference into this prospectus, and by applicable provisions of Delaware law.

        As of May 20, 2009, there were approximately 80,214,724 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held in the election of directors and on all matters submitted to a vote of stockholders and do not have cumulative voting rights. However, the voting standard for the election of directors is a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted "for" a director must exceed the number of votes cast "against" that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality of the votes cast. Holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably the dividends, if any, as may be declared by our Board of Directors (the "Board") out of funds legally available therefor. If we are liquidated, dissolved or wound-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of, or adequate provision for, all of our debts and other liabilities, subject to prior and superior rights of the holders of preferred stock.

        Additionally, our Board without further stockholder authorization, is authorized to issue, from time to time, up to 5,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in any of these series and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on our common stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of the

Board to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the Board has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

        There are currently no shares of preferred stock outstanding.

        The terms of Section 203 of the Delaware General Corporation Law (the "DGCL") apply to us since we are a Delaware corporation. Pursuant to Section 203 of the DGCL, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder," as defined below, for a period of three years from the date that such person became an interested stockholder unless:

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  the transaction that results in a person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;

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  upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans; or

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  on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

        Under Section 203 of the DGCL, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is:

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  the owner of 15% or more of the outstanding voting stock of the corporation or

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  an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

        Section 203 of the DGCL does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares at any time. Such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. Our Restated Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203 of the DGCL.

        Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with the Board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is further possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

DESCRIPTION OF DEBT SECURITIES

        We will issue the debt securities under an indenture to be entered into between us and The Bank of New York Mellon, as trustee, or one or more other indentures with The Bank of New York Mellon or other trustees. We may supplement any of these indentures from time to time. The following paragraphs describe the provisions of the indenture to be entered into between us and The Bank of New York Mellon (the "Indenture"). For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Take-Two Interactive Software, Inc. and not to its subsidiaries.

General

        The debt securities will be direct obligations of the Company and will be senior debt securities. The Indenture will not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

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  the title of the debt securities;

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  any limit upon the aggregate principal amount of a series of debt securities which we may issue;

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  the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

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  the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

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  the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

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  the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

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  any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities;

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  the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions and any provisions intended to prevent dilution of those conversion rights;

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  any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

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  any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

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  the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

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  any special or modified events of default or covenants with respect to the debt securities; and

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  any other material terms of the debt securities.

        The Indenture will not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities, or other indentures, may contain provisions of that type.

        We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or a premium.

        If the principal of, premium, if any, or interest, if any, with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

        We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

        We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

  •
  An event of default with respect to each series of debt securities will include:

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  our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period;

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  our default for 30 days or a different period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series;

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  our default for 60 days after notice or a different period specified in a supplemental indenture, which may be no period, in the observance or performance of any other covenants in the indenture; and

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  certain events involving our bankruptcy, insolvency or reorganization.

        Supplemental indentures relating to particular series of debt securities may include other events of default.

        Each current indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

        The Indenture will provide that if any event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the series of debt securities then outstanding may declare the principal of and accrued interest, if any, on all the debt securities of that series to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be rescinded and past defaults may be waived by the holders of a majority in aggregate principal amount of the series of debt securities then outstanding.

        The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations to be specified in the Indenture.

        A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of the Indenture or Other Indentures

        We and the trustee under the Indenture or other indentures may:

  •
  without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities or to make any change that does not materially adversely affect the rights of any holder of debt securities;

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  with the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under such indenture, modify the indenture or the rights of the holders of the debt securities generally; and

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  with the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

        However, we may not:

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  extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any other of our securities, without the consent of each holder of debt securities who will be affected; or

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  reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

Mergers and Other Transactions

        The Indenture will provide that we may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the Indenture, and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

Concerning the Trustee

        The Bank of New York Mellon, the trustee under the Indenture, or its affiliates, may provide loans and banking services to us in the ordinary course of its business.

Governing Law

        Each of the indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell our securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent's commission, dealer's purchase price or underwriter's discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

        Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

        The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

        Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

        If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

        If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

        Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

        If so indicated in the applicable prospectus supplement and/or other offering material, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

        Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material.

        We may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

        We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

        Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by may arrange for other broker- dealers to participate in the resales.

        Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on The NASDAQ Global Select Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

        Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

        The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at www.sec.gov. Our common stock is listed on The NASDAQ Global Select Market under the symbol "TTWO," and our SEC filings can also be read at the following address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

        We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is directly included in this document. The documents we incorporate by reference herein are:

  •
  Annual Report on Form 10-K for the fiscal year ended October 31, 2008;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2009;

  •
  Current Reports on Form 8-K filed on January 16, 2009, April 1, 2009 and April 23, 2009;

  •
  Definitive Proxy Statement for the 2008 annual meeting of stockholders, filed on March 2, 2009 and additional definitive proxy soliciting materials filed on March 2, 2009 and April 6, 2009; and

  •
  the description of our Common Stock which is contained in our Registration Statement on Form 8-A, together with any amendment or report filed with the SEC for the purpose of updating this description.

        We also incorporate by reference herein any further filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the registration statement to which this prospectus relates and until we terminate the offering of securities pursuant to this prospectus. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

        We do not incorporate by reference any information in any future filings deemed furnished and not filed pursuant to applicable rules.

        The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus is delivered, upon written or oral request, by contacting us at Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attention: General Counsel, telephone number (646) 536-2842.

LEGAL MATTERS

        Willkie Farr & Gallagher LLP, New York, New York will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

        The consolidated financial statements of the Company included in the Company's Annual Report (Form 10-K) for the year ended October 31, 2008 and the effectiveness of the Company's internal control over financial reporting as of October 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Company management's assessment of the effectiveness of internal control over financial reporting as of October 31, 2008 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$100,000,000

       % Convertible Senior Notes due 2014

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan	Barclays Capital

Co-Manager

Citi

May     , 2009